EXHIBIT 10.21

U.S. $30,000,000

CREDIT AGREEMENT,

dated as of June 23, 1999,

between

ENERGY SEARCH, INCORPORATED,
as Borrower,

and

SOUTHERN PRODUCER SERVICES, L.P.,
as Lender.

i

v

SCHEDULES AND EXHIBITS

Schedule I-A	-	Description of Leases
Schedule I-B	-	Description of Existing Wells
Schedule I-C	-	Description of Planned Wells
Schedule II	-	Disclosure Schedule
Schedule III	-	Amortization Schedule
Schedule IV	-	Use of Proceeds
Schedule V	-	Insurance Requirements
Schedule VI	-	Preferential Rights
Schedule VII	-	Partnerships

Exhibit A	-	Form of Note
Exhibit B	-	Form of Loan Request
Exhibit C-1	-	Form of Opinion of Patrick R. Sughroue, P.C.
Exhibit C-2	-	Form of Opinion of Daniel L. England, special Ohio counsel to Borrower
Exhibit C-3	-	Form of Opinion of Cooper & Martin, special West Virginia counsel to Borrower
Exhibit D-1	-	Form of Ohio Mortgage
Exhibit D-2	-	Form of West Virginia Mortgage
Exhibit E	-	Form of Pledge Agreement
Exhibit F	-	Form of Override Conveyance
Exhibit G	-	Form of Warrant
Exhibit H	-	[Intentionally omitted]
Exhibit I	-	Development Plan
Exhibit J	-	Form of Base Contract for Short-Term Sale and Purchase of Natural Gas
Exhibit K	-	ISDA Master Agreement

CREDIT AGREEMENT

          THIS CREDIT AGREEMENT, dated as of June 23, 1999, between ENERGY SEARCH, INCORPORATED, a Tennessee corporation ("Borrower"), and SOUTHERN PRODUCER SERVICES, L.P., a Delaware limited partnership ("Lender").

W I T N E S S E T H:

          WHEREAS, Borrower is engaged directly in the business of owning and operating certain oil and gas leasehold and other interests in the United States of America, including, without limitation, (i) Athens County, Ohio, (ii) Ashtubula County, Ohio, (iii) Meigs County, Ohio, (iv) Medina County, Ohio, (v) Morgan County, Ohio, (vi) Tuscarawas County, Ohio, (vii) Washington County, Ohio, (viii)Gilmer County, West Virginia, (ix) Fayette County, West Virginia, (x) Raleigh County, West Virginia, (xi) Ritchie County, West Virginia, and (xii) Wood County, West Virginia (each individually, a "Subject Property", and collectively, the "Subject Properties"); provided, however, that excluded from the term "Subject Properties" are the coalbed methane leasehold and other coalbed methane interests, located within the State of West Virginia (referred to as the "CBM Properties"); and

          WHEREAS, pursuant to certain other agreements ("Contingency Purchase Agreements"), between Borrower and various parties ("Contingency Sellers"), Borrower may purchase all of Contingency Sellers' working interest and net revenue interest in any Field or Unit located in the Appalachian Basin (the "Contingency Acquisitions"); and

          WHEREAS, Borrower desires to obtain a Commitment from Lender pursuant to which Loans, in a maximum aggregate principal amount of $30,000,000 and with a Commitment Amount as of the Effective Date not to exceed $16,500,000, will be made to Borrower from Lender prior to the Commitment Termination Date to develop the Subject Interests (as herein defined); and

          WHEREAS, Lender is willing, on the terms and subject to the conditions hereinafter set forth (including the terms and conditions set forth in Articles V and IX hereof), to extend such Commitment and to make such Loans to Borrower; and

          WHEREAS, the proceeds of such Loans will be used (a) to make payment in full, concurrently with the initial Loan hereunder of all Indebtedness under the Existing Credit Facility, (b) to develop the Subject Interests in accordance with the Development Plan, (c) to make Acquisitions of, and to develop additional properties located in the Appalachian Basin, as such may be agreed to by Lender in its sole discretion, (d) to pay the fees and out-of-pocket expenses in an aggregate amount not to exceed $115,000 (which amount already includes the $25,000 retainer for the payment of legal costs and expenses delivered to Lender prior to the Effective Date) of (i) counsel to Lender and of local counsel, if any, who may be retained by counsel to Lender and (ii) outside title counsel to Borrower which is acceptable to Lender, and (e) for general corporate purposes and working capital purposes of Borrower consistent with the Development Plan;

          NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

          SECTION I.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

          "Acceptable Proved Reserves" means Proved Reserves located in the Subject Interests that (i) have been evaluated by the Approved Independent Engineer and are included in the most recent Independent Engineering Report, (ii) are determined by Lender, in its sole and absolute discretion, to have satisfactory title, including, without limitation, recorded mortgages in favor of Lender and/or title opinions or other assurances of title satisfactory to Lender, (iii) are free of any Liens except for any Permitted Liens, and (iv) are covered by at least a Phase I environmental report which has been delivered to Lender and Lender has determined, in its sole and absolute discretion, that the results of such environmental report are satisfactory.

          "Acquisitions" means any Contingency Acquisitions and any other acquisition pursuant to a Purchase Agreement of a working interest or a net revenue interest in the Subject Properties.

          "Additional Development Program Option" has the meaning set forth in Section 4.4.

          "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners, or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          "Agreement" means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

          "Amortization Schedule" means amortization schedule attached hereto as Schedule III, as such schedule may be amended, supplemented or otherwise modified from time to time with the mutual consent of Borrower and Lender.

          "Approved Independent Engineer" means an independent petroleum engineer, including, without limitation, Wright & Company, Inc., selected by Borrower and acceptable to Lender, in its sole discretion.

          "Approved Capital Expenditures" means, for purposes of calculating Net Cash Flow, capital expenditures specified in relation to a particular portion of the Subject Interests which are approved by Lender as part of the "Capital Expenditures" section of the Development Plan and which only include the capital expenditures specified in relation to such portion of the Subject Interests in the "Capital Expenditures" section of the Development Plan; provided, however, that, unless otherwise specifically approved by Lender, Approved Capital Expenditures reimbursed to Borrower shall not exceed the amount set forth in the "Capital Expenditures" section of the Development Plan for such period. Unless specifically approved by Lender, any capital expenditures which either fall outside the above limitations or relate to an Acquisition which Borrower has not consummated shall be paid by Borrower and such capital expenditures will not be included in Approved Capital Expenditures.

          "Approved G&A Expenses" means, for purposes of calculating Net Cost Flow, general and administrative expenses specified in relation to a particular portion of the Subject Interest which are approved by Lender as part of the "Approved G&A Expenses" section of the Development Plan; provided, however, that, unless otherwise specifically approved by Lender, Approved G&A Expenses reimbursed to Borrower shall not exceed the amount set forth in the "Approved G&A Expenses" section of the Development Plan for such period. Unless specifically approved by Lender, any general and administrative expenses which either fall outside the above limitations or relate to an Acquisition which Borrower has not consummated shall be paid by Borrower and such general and administrative expenses will not be included in Approved G&A Expenses.

          "Approved Lease Operating Expenses" means, for purposes of calculating Net Cash Flow, production-related expenses specified in relation to a particular portion of the Subject Interests which are approved by Lender as part of the "Lease Operating Expenses" section of the Development Plan and which only include the production-related expenses specified in relation to such portion of the Subject Interests in the "Lease Operating Expenses" section of the Development Plan; provided, however, that, unless otherwise specifically approved by Lender, Approved Lease Operating Expenses reimbursed to Borrower shall not exceed the amount set forth in the "Lease Operating Expenses" section of the Development Plan for such period. Unless specifically approved by Lender, any production-related expenses which either fall outside the above limitations or relate to an Acquisition which Borrower has not consummated shall be paid by Borrower and such production-related expenses will not be included in Approved Lease Operating Expenses.

          "Approved Third-Party Transportation, Gathering and Marketing Expenses" means, for purposes of calculating Net Cash Flow, third-party transportation, gathering and marketing-related expenses specified in relation to a particular portion of the Subject Interests which are approved by Lender as part of the "Third-Party Transportation, Gathering and Marketing Expenses" section of the Development Plan and which only include the third-party transportation, gathering and marketing-related expenses specified in relation to such portion of the Subject Interests in the "Third-Party Transportation, Gathering and Marketing Expenses" section of the Development Plan; provided, however, that, unless otherwise specifically approved by Lender, Approved Third-Party Transportation, Gathering and Marketing Expenses reimbursed to Borrower shall not exceed the amount set forth in the "Third-Party Transportation, Gathering and Marketing Expenses" section of the Development Plan for such period. Unless specifically approved by Lender, any third-party transportation, gathering and marketing-related expenses which either fall outside the above limitations or relate to an Acquisition which Borrower has not consummated shall be paid by Borrower and such third-party transportation, gathering and marketing-related expenses will not be included in Approved Third-Party Transportation, Gathering and Marketing Expenses. For purposes of this definition, amounts earned by ESI Pipeline Operating, L.P., a Tennessee limited partnership, on gas it purchases and markets for Borrower pursuant to the ESI Transportation Agreement shall be deemed an Approved Third-Party Transportation, Gathering and Marketing Expense provided that the ESI Transportation Agreement has not been amended, supplemented or otherwise modified without the prior written consent of Lender, in its sole and absolute discretion.

          "Authorized Officer" means, relative to Borrower, those of its officers whose signatures and incumbency shall have been certified to Lender pursuant to Section 5.1.1.

          "Borrower" has the meaning set forth in the preamble.

          "Borrower Group" has the meaning set forth in Section 4.5.

          "Broker's Fee" has the meaning set forth in Section 6.17.

          "Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Houston, Texas or Atlanta, Georgia.

          "Capital Expenditures" means, for any period, the sum of (a) the aggregate amount of all expenditures of Borrower for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures, and (b) the aggregate amount of all Capitalized Lease Liabilities incurred during such period.

          "Capitalized Lease Liabilities" means all monetary obligations of Borrower under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

          "Cash Flow from Override" means, for any period, 3% of Hydrocarbon Proceeds produced from that portion of the Subject Interests described as, and for the life of, (a) an Existing Well, (b) a well funded under this Agreement, (c) any well within a Subject Interest that Lender has not failed to exercise its Additional Development Program Option, and (d) any replacement or offset well within the Subject Interests that produces Hydrocarbons that may be deemed to have been recovered by a well funded under this Agreement; provided, however, in the event that Lender (i) does not exercise its Additional Development Program Option with respect to any Proposed Undertaking, and (ii) no Event of Default has occurred under any of the Loan Documents and is continuing, then the Cash Flow from Override with respect to, and only with respect to, the specific portion of the

Subject Interests covered by such Proposed Undertaking shall equal 1.0% of Hydrocarbon Proceeds produced from such specific portion of the Subject Interests.

          "CBM Properties" has the meaning set forth in the first recital.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

          "Change in Control" means either (i) a change resulting when any Unrelated Person or any Unrelated Persons acting together which would constitute a Group together with any Affiliates or Related Persons thereof (in each case also constituting Unrelated Persons) shall at any time either (A) Beneficially Own more than 30% of the aggregate voting power of all classes of Voting Stock of the Borrower or (B) during any period of two consecutive years ending on or after the Effective Date, as determined as of the last day of each calendar quarter after the Effective Date, the individuals (the "Incumbent Directors") who at the beginning of such period constituted the Board of Directors of the Borrower (other than additions thereto or removals therefrom from time to time thereafter approved by a vote of the Board of Directors in accordance with the Borrower's by-laws) shall cease for any reason to constitute 51% or more of the Board of Directors of the Borrower or (ii) the failure for any reason of Borrower to be "general partner" under the ESI Partnership Agreement. As used herein (a) "Beneficially Own" means "beneficially own" as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates until such tendered securities are accepted for purchase or exchange; (b) "Group" means a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; (c) "Unrelated Person" means at any time any Person other than the Borrower or any Subsidiary and other than any trust for any employee benefit plan of the Borrower or any Subsidiary of the Borrower; (d) "Related Person" of any Person shall mean any other Person owning (1) 5% or more of the outstanding common stock of such Person or (2) 5% or more of the Voting Stock of such Person; and (e) "Voting Stock" of any Person shall mean capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

          "CNG Index" means the First of the Month (FOM) index price for spot gas delivered to pipelines (per Mmbtu dry) as quoted by Inside F.E.R.C Gas Market Report for gas on CNG Transmission Corp. - Appalachia.

          "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

          "Collateral Account" has the meaning set forth in Section 3.3.

          "Collateral Coverage Default" shall exist at all times when the Collateral Coverage Ratio of Borrower is less than 125%.

          "Collateral Coverage Deficiency" shall exist at all times when the Collateral Coverage Ratio of Borrower is less than 150% but greater than or equal to 125%.

          "Collateral Coverage Ratio" means, at any time, the ratio, expressed as a percentage, of (a) the sum of (i) Risked NPV10 plus (ii) Working Capital over (b) Lender's Adjusted Investment.

          "Collateral Coverage Test Date" means, while amounts are outstanding under the Loans, the date upon which the Collateral Coverage Ratio is to be calculated which will be the effective date of the most recently delivered Internal Reserve Report or Independent Reserve Report.

          "Commitment" means Lender's obligation to make Loans pursuant to Section 2.1.1.

          "Commitment Amount" means, on any date, $16,500,000, as such amount may be reduced or increased from time to time pursuant to Section 2.2.

          "Commitment Termination Date" means the earliest of (a) June 23, 2007, (b) the date set forth in the Amortization Schedule for the repayment of 100% of the Loans, (c) the date on which the Commitment Amount and the Maximum Commitment Amount are terminated in full or reduced to zero pursuant to Section 2.2, and (d) the date on which any Commitment Termination Event occurs. Upon the occurrence of any event described in clause (c) or (d), the Commitment shall terminate automatically and without any further action.

          "Commitment Termination Event" means (a) the occurrence of any Default described in Section 8.1.9, or (b) the occurrence and continuance of any other Event of Default and either (i) the declaration of the Loans to be due and payable pursuant to Section 8.2, or (ii) in the absence of such declaration, the giving of notice by Lender to Borrower that the Commitment has been terminated.

          "Contingency Acquisitions" has the meaning set forth in the second recital.

          "Contingency Hedge Agreement" shall have the meaning set forth in Section 5.2.10.

          "Contingency Purchase Agreements" has the meaning set forth in the second recital.

          "Contingency Sellers" has the meaning set forth in the second recital.

          "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

          "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

          "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

          "Default Rate" has the meaning set forth in Section 3.2.

          "Development Plan" means either (i) the development plan for the one year period after the Effective Date delivered to Lender pursuant to Section 5.1.11 and attached as Exhibit I hereto which includes, without limitation, sections entitled "Capital Expenditures", "Lease Operating Expenses", "G&A Expenses", and "Third-Party Transportation, Gathering and Marketing Expenses", or (ii) the updated development plan for the one year period beginning on the date of delivery in substantially the same form as Exhibit I delivered to Lender and determined to be acceptable by Lender pursuant to Section 7.1.9 which includes, without limitation, sections entitled "Capital Expenditures", "Lease Operating Expenses", "G&A Expenses", and "Third-Party Transportation, Gathering and Marketing Expenses".

          "Direct Taxes" means (1) ad valorem taxes (or taxes imposed in lieu thereof) imposed or assessed upon the Subject Interests or any mortgage thereof, (2) severance, gross production, occupation, extraction, gathering, and other taxes and assessments of any kind (other than taxes on or measured by the income and other than franchise taxes) imposed or assessed with respect to or measured by or charged against the Subject Interests, and (3) all other taxes required by law to be deducted from the proceeds of the Subject Interests, with the exception of income taxes of any type.

          "Disbursement Request" has the meaning set forth in Section 3.3.

          "Disclosure Schedule" means the Disclosure Schedule attached hereto as Schedule II, as it may be amended, supplemented or otherwise modified from time to time by Borrower with the written consent of Lender .

          "Dollar" and the sign "$" mean lawful money of the United States.

          "Effective Date" means the date this Agreement becomes effective pursuant to Section 10.9.

          "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

          "Equity Financial" means Equity Financial Corporation, a Tennessee corporation.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

          "ESI" means ESI Pipeline Operating, L.P., a Tennessee limited partnership.

          "ESI Partnership Agreement" means that certain Limited Partnership Agreement, dated January 7, 1993, between Borrower and Energy Search Natural Gas Pipeline Income, L.P.

          "ESI Transportation Agreement" means that certain Gas Servicing Agreement, dated January 5, 1993, between Borrower and ESI, as amended by that certain Amendment, Clarification and Assignment of Gas Servicing Agreement, dated as of June 23, 1999, between Borrower, ESI and Lender.

          "Event of Default" has the meaning set forth in Section 8.1.

          "Existing Burdens" means, for any period, the aggregate amounts payable in respect of mineral owner royalty interests as a result of production of Hydrocarbons from the Subject Interests.

          "Existing Credit Facility" means that certain Credit Agreement, dated as of September 30, 1996, by and among Borrower, Bank One, Texas, National Association, as agent, and each of the lenders which is or may from time to time become a signatory thereto, as such agreement from time to time may be amended, amended and restated, supplemented or otherwise modified.

          "Existing SunTrust Credit Facility" means that certain Loan and Security Agreement, dated as of November 20, 1998, by and among Borrower and SunTrust Bank, East Tennessee, N.A., and amended by that certain Amendment to Loan and Security Agreement, dated as of June 11, 1999, as such agreement from time to time may be amended, amended and restated, supplemented or otherwise modified.

          "Existing Wells" means all wells existing on the Effective Date within the Subject Properties as more completely described on Schedule I-B.

          "GAAP" has the meaning set forth in Section 1.4.

          "Hazardous Material" means (a) any "hazardous substance", as defined by CERCLA, (b) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended, (c) any petroleum product, or (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

          "Hedge Agreement" means any swap agreement, hedge agreement, floor agreement, collar agreement or other similar arrangement or agreement, including, without limitation, any such agreement entered into in connection with an International Security Dealers Association Master Agreement.

          "Hedge Agreements" means each of (i) the Initial Hedge Agreements and (ii) the Contingency Hedge Agreements, if any.

          "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under swap agreements, cap agreements, floor agreements and collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, commodity prices or currency exchange rates.

          "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

          "Hydrocarbon Proceeds" means the sum of all revenues and proceeds (i) from the sale of Hydrocarbons attributable to the Subject Interests and (ii) received (net of any amounts paid by Borrower) by Borrower from the settlement of any Hedge Agreement.

          "Hydrocarbons" means collectively oil, condensate and other liquid hydrocarbons, including natural gas or liquid products extracted from gas by means other than conventional field separation, and natural gas, casinghead gas, and other gaseous hydrocarbons.

          "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of Borrower, any qualification or exception to such opinion or certification (a) which is of a "going concern" or similar nature, (b) which relates to the limited scope of examination of matters relevant to such financial statement, or (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause Borrower to be in default of any of its obligations.

          "including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

          "Indebtedness" of any Person means, without duplication: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person, (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities; (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined, (e) net liabilities of such Person under all Hedging Obligations, (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, and (g) all Contingent Liabilities of such Person in respect of any of the foregoing. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

          "Indemnified Liabilities" has the meaning set forth in Section 10.4.

          "Indemnified Parties" has the meaning set forth in Section 10.4.

          "Independent Accountant" has the meaning set forth in Section 7.1(b).

          "Independent Reserve Report" has the meaning set forth in Section 7.1(n).

          "Initial Amortization Date" means the first date set forth in the Amortization Schedule for the payment of the Minimum Monthly Principal Payment.

          "Initial Drilling Program" means the development well drilling program for 59 wells on the Subject Interests located in the States of Ohio and West Virginia set forth in the Development Plan.

          "Initial Hedge Agreement" has the meaning set forth in Section 5.1.9.

          "Interest Rate" means, on any date and with respect to the Loans, a fixed rate of interest equal to 11% per annum (based on a year of 360 days).

          "Internal Reserve Report" has the meaning set forth in Section 7.1(o).

          "ISDA Master Agreement" means the ISDA Master Agreement executed and delivered pursuant to Section 7.1.17, substantially in the form of Exhibit K hereto, as amended, supplemented, restated or otherwise modified from time to time.

          "Joint Operating Agreements" has the meaning set forth in Section 6.13.

          "Lease Use Hydrocarbons" means any Hydrocarbons which are lost in the production thereof or used by Borrower or the operator of the Subject Interests for the purpose of producing Hydrocarbons from the Subject Interests, but only for so long as and to the extent such Hydrocarbons are so used.

          "Lender" has the meaning set forth in the preamble.

          "Lender's Adjusted Investment" means, at any time, the sum of (i) the then outstanding principal balance of the Note plus (ii) any accrued and unpaid interest under the Loan Documents plus (iii) any accrued and unpaid Override plus (iv) any unpaid Reimbursable Expenses of Lender which are more than fifteen (15) days past due plus (v) the aggregate amount of royalties that remain unpaid for 30 days beyond the terms contained in the applicable Oil and Gas Leases and for which no designated cash reserves exists plus (vi) the amount by which (A) the sum of capital expenditures and drilling, workover and recompletion accounts payable of Borrower aggregating $10,000 or more exceeds (B) cash on hand or eligible accounts receivable held by Borrower that is solely earmarked and dedicated to the prompt payment of such costs and expenses.

          "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

          "Life of each well" has the meaning set forth in Section 9.2.1.

          "Loan" has the meaning set forth in Section 2.1.1.

          "Loan Document" means this Agreement, the Note, the Mortgages, the Override Conveyance, the Pledge Agreement, the Warrant, the Hedge Agreements, the Purchase Agreements and each Memorandum of Agreement relating to the Purchase of Hydrocarbons, together with all exhibits, certificates, schedules and attachments thereto, and all other agreements, documents, certificates, financing statements and instruments from time to time executed and delivered pursuant to or in connection with any of the foregoing.

          "Loan Request" means a loan request and certificate duly executed by an Authorized Officer of Borrower, substantially in the form of Exhibit B hereto.

          "Maximum Commitment Amount" means, on any date, $30,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

          "Minimum Commitment Amount" means, on any date, $16,500,000, as referred to in Section 2.2.

          "Minimum Monthly Principal Payment" means, for each specified date, an amount equal to the product of (i) the aggregate principal amount of the Loans then outstanding multiplied by (ii) the percentage set forth on the Amortization Schedule for such specified period; provided, however, that in the event that additional Loans are advanced after the Initial Amortization Date, then the percentages set forth on the Amortization Schedule for the periods occurring after such additional Loan shall be proportionately adjusted such that the then outstanding aggregate amount of Loans shall be amortized to zero on the Stated Maturity Date.

          "Mortgage" means the West Virginia Mortgage and the Ohio Mortgage, as amended, supplemented, restated or otherwise modified from time to time.

          "Mortgaged Property" has the meaning set forth in the Mortgage.

          "Natural Gas Purchase Terms" has the meaning set forth in Section 9.1.

          "Net Cash Flow" means, for any period, the sum of (a) Hydrocarbon Proceeds received by Borrower for such period and any other gross revenues of Borrower (excluding cash flow from the sale or refinancing of the Notes) minus (b) Direct Taxes for such period minus (c) Existing Burdens for such period minus (d) Cash Flow from Override for such period minus (e) interest on the Note accrued at the Interest Rate during such period minus (f) all Obligations under the Loan Documents related to the enforcement and maintenance of the Loan Documents, including, without limitation, Reimbursable Expenses minus (g) Approved Lease Operating Expenses actually paid by Borrower for such Period minus (h) Approved Third-Party Transportation, Gathering and Marketing Expenses actually paid by Borrower for such period minus (i) Approved Capital Expenditures actually paid by Borrower for such period minus (j) Approved G&A Expenses.

          "9% Convertible Preferred Stock" means the 175,547 shares of 9% redeemable convertible preferred stock issued and outstanding at an issue price of $5.50 per share, as further described in Note F of Borrower's Notes to Consolidated Financial Statements for December 31, 1998 and 1999.

          "Non-Consent Hydrocarbons" means those Hydrocarbons produced from a well during the applicable period of recoupment or reimbursement pursuant to a non-consent provision covering the relevant well or wells, which Hydrocarbons have been relinquished to the consenting party or participating party under the terms of such non-consent provision as the result of the election by Borrower not to participate in the particular operation, provided such election by Borrower has been made in good faith and as a prudent operator.

          "Note" means a promissory note of Borrower payable to Lender, delivered pursuant to Section 5.1.2 in substantially the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of Borrower to Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

          "Obligations" means all obligations (monetary or otherwise) of Borrower arising under or in connection with this Agreement, the Note and each other Loan Document.

          "Ohio Mortgage" means the Mortgage, Deed of Trust, Assignment, Security Agreement and Financing Statement executed and delivered pursuant to Section 5.1.4, substantially in the form of Exhibit D hereto, as amended, supplemented, restated or otherwise modified from time to time.

          "Oil and Gas Leases" means all oil, gas, mineral and other leases and includes any subleases and assignments of operating rights, including without limitation the oil and gas leases described on Schedule I-A .

          "Organic Document" means, relative to Borrower, its certificate of incorporation or formation, its by-laws and all shareholder or partnership agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock or partnership interests.

          "Override" means an overriding royalty interest in the Subject Interests granted pursuant to the Override Conveyance.

          "Override Conveyance" means the Assignment and Conveyance of Overriding Royalty Interest executed and delivered pursuant to Section 5.1.3, substantially in the form of Exhibit F hereto, as such may be amended, supplemented, restated or otherwise modified from time to time.

          "Override Hydrocarbons" means the Hydrocarbons conveyed to Lender pursuant to the Override Conveyance.

          "Partnerships" means any general or limited partnership of which Borrower is a general partner or a limited partner listed on Schedule VII hereto.

          "Payment Date" means the fifth (5th) day following the end of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day.

          "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

          "Pension Plan" means a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which Borrower or any corporation, trade or business that is, along with Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

          "Permitted Liens" means (1) taxes constituting a lien but not yet due and payable or which are being contested diligently, in good faith, (2) defects or irregularities in title, and liens, charges or encumbrances, which are not such as to interfere materially with the development, operation or value of the Subject Interests and not such as materially to impair title thereto, (3) any lien or encumbrance created as a consequence of the execution and delivery of the Override Conveyance,

(4) operators liens and materialmen's and mechanic's liens not arising out of normal operation of the Subject Interests, securing amounts which are not more than 60 days past due provided the Persons entitled to the benefits of such liens are not exercising remedies in respect thereof other than the making of demands or the giving or filing of notices required to perfect such liens or suing for payment of the amounts secured thereby, (5) royalty burdens and similar encumbrances on the Subject Interests in existence on the Effective Date, and which are reflected in the net revenue interests listed on Schedule I, (6) liens being contested by Borrower in good faith in such manner as not to jeopardize Lender's rights in and to the Override and the Override Hydrocarbons provided the Persons entitled to the benefits of such liens are not executing on such liens or any judgments in respect thereof, (7) those liens consented to in writing by Lender, (8) Liens securing payment of the Obligations granted pursuant to any Loan Document, (9) Liens permitted by any other Loan Document, and (10) any liens described on the Disclosure Schedule.

          "Person" means any natural person, corporation, partnership, company, firm, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

          "Plan" means any Pension Plan or Welfare Plan.

          "Planned Wells" means all wells planned to be developed within the Subject Properties in conformity with the Development Plane as more completely described on Schedule I-C, including, without limitation, the wells planned within the Initial Drilling Program.

          "Pledge Agreement" means the Pledge Agreement executed and delivered pursuant to Section 5.1.5 by Borrower, substantially in the form of Exhibit E hereto, as amended, supplemented, restated or otherwise modified from time to time.

          "Possible Reserves" means those Hydrocarbon reserves that are not Proved Reserves and are speculative reserves estimated beyond Proved and Probable Reserves where geological and engineering data suggest the presence of additional reserves, but where the risk is relatively high.

          "Probable Reserves" means those Hydrocarbons reserves which are not Proved Reserves and which analysis of geological and engineering data suggests are more likely than not to be recoverable, but where some element of risk or insignificant data prevent classification as proved.

          "Production Sale Contracts" means contracts for the sale of Subject Hydrocarbons now in effect or hereafter entered into by Borrower with Lender's written consent.

          "Proposed Non-Subject Interest Undertaking" has the meaning set forth in Section 4.5.

          "Proposed Undertaking" has the meaning set forth in Section 4.4.

          "Proved Developed Non-Producing Reserves" means (1) those Proved Reserves expected to be produced from existing completion intervals in existing wells for which capacity is planned or available pursuant to an approved Development Plan, but due to pending pipeline connections or other mechanical or contractual requirements hydrocarbon sales have not yet commenced, and (2) other non-producing Proved Reserves which exist behind the casing of existing wells, or at minor depths below the present bottom of such wells, which are expected to be produced through these wells in the predictable future, where the cost of making such Hydrocarbons available for production should be relatively small compared to the cost of a new well and for which capacity is planned or available pursuant to an approved Development Plan.

          "Proved Developed Producing Reserves" means those Proved Reserves which are recoverable from existing completion intervals in existing wells currently open and producing to market at the time of the estimate.

          "Proved Reserves" means those recoverable hydrocarbons which have been proved to a high degree of certainty by reason of existing production, adequate testing, or in certain cases by adequate core data and other engineering and geologic information on zones which are present in existing wells or in known reservoirs which are recoverable under existing economic and operating conditions. Reserves that can be produced economically through the application of established improved recovery techniques are included in the proved classification when (a) successful testing by a pilot project or the operation of any installed program in that reservoir or one in the immediate area with similar rock and fluid properties provides support for the engineering analysis on which the project or program was based, and (b) it is reasonably certain the project will proceed. Reserves to be recovered by improved recovery techniques that have yet to be established through repeated economically successful applications are included in the proved category only after successful testing by a pilot project or after the operation of an installed program in the reservoir provides support for the engineering analysis on which the project or program was based. Improved recovery includes all methods for supplementing natural reservoir forces and energy, or otherwise increasing ultimate recovery from a reservoir, including (1) pressure maintenance, (2) cycling, and (3) secondary recovery in its original sense. Improved recovery also includes the enhanced recovery methods of thermal, chemical flooding, and the use of miscible and immiscible displacement fluids.

          "Proved Undeveloped Reserves" means those Proved Reserves which are expected to be recovered from (1) new wells on undrilled acreage, (2) the deepening of existing wells where a relatively major expenditure is required for completion, or (3) an existing well where a relatively large expenditure is required to recomplete an existing completion interval or install production or transportation facilities for a primary or improved recovery project. Proved Undeveloped Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled.

          "Purchase Agreements" means the Contingency Purchase Agreements and any other agreement, whether now or hereinafter entered into, by Borrower to acquire any working interest or net revenue interest in the Subject Properties.

          "Reimbursable Expenses" means all expenses paid or incurred by Lender which consist of, or are incidental to (1) any production-related expense or production-related tax reasonably incurred by Lender in paying or performing any obligations on behalf of Borrower under any of the Loan Documents, (2) any costs, expenses or other amounts reasonably incurred by Lender in paying or performing any obligations on behalf of Borrower under any of the Loan Documents, (3) costs associated with cancellation of hedging and futures contracts of Borrower with Lender or any Affiliate of Lender, including brokers fees, exchange expenses, document expenses and related charges incurred by Lender as a result of contracts entered into during the term of this Agreement, (4) the Indemnified Liabilities that become owing to any Indemnified Party under this Agreement which have not previously been paid by Borrower, and (5) the Tax Amount.

          "Release" means a "release", as such term is defined in CERCLA.

          "Residual Hydrocarbons" means for any period of time the volume of all Hydrocarbons produced from the Subject Interests other than Override Hydrocarbons during the same period of time.

          "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et seq., as in effect from time to time.

          "Risked NPV10" means, at any time, the calculation by Lender, in its sole and absolute discretion, using Lender's customary standards for evaluating reserves, of the present value of future cash flows (discounted at a nominal rate of ten percent (10%) per annum) from the Subject Interests (as adjusted) based upon the Independent Reserve Report or the Internal Reserve Report using Lender's customary standards for commodity prices, reserve risking, well concentration limitations and Proved Developed Producing Reserves immaturity adjustment and which is adjusted from the date of the most recent Independent Reserve Report to the determination date for such calculation. In determining Risked NPV10, Proved Developed Non-Producing Reserves and Proved Undeveloped Reserves shall include only those reserves for which (i) capital improvements (as reflected in the most recent Independent Reserve Report) have been scheduled and which are reasonably expected to be available from either Lender or Net Cash Flow, as approved by Lender, and (ii) equipment and services are reasonably expected to be available.

          "Scheduled Payment" means an amount equal to the greater of (a) the unpaid and accrued interest on the aggregate unpaid principal amounts of the Loans and (b) 100% of Net Cash Flow.

          "Stated Maturity Date" means June 23, 2007.

          "Subject Hydrocarbons" means all Hydrocarbons in and under, and which may be produced and saved from, and which shall accrue or be attributable to the Subject Interests and which are produced after the Effective Date (other than Lease Use Hydrocarbons and Non-Consent Hydrocarbons where Borrower is the non-consenting party) and shall be deemed to include the proceeds of such Hydrocarbons.

          "Subject Interests" means (i) all right, title and interest of Borrower in and to the Subject Properties, (ii) all right, title and interest of Borrower in and to the Existing Wells, (iii) all right, title and interest of Borrower in and to the Planned Wells, (iv) all right, title and interest of Borrower in and to any and all Oil and Gas Leases and leasehold working interests, including, without limitation, the Oil and Gas Leases and leasehold working interests described in Schedule I-A hereto, but specifically excluding any coalbed methane properties or interests of Borrower in the State of West Virginia, together with all Hydrocarbons severed while Obligations continue to exist which are attributable to such leases and interests together with Borrower's right, title and interest, if any, in, to and under, or derived from, all of the valid Subject Hydrocarbons unitization and pooling agreements which are described in such Schedule I or which relate to any of the properties and interests described in such Schedule I, and (v) all of Borrower's right, title and interest in, and to, the interests acquired or purported to be acquired in any Contingent Acquisition, if any. The term "Subject Interest", when used with reference to any particular Subject Interest, shall mean and include (a) such Subject Interest as the same may be enlarged or diminished by the provisions of any contract or other instrument described in Schedule I, or by the removal of any charges or encumbrances to which such Subject Interest is subject, (b) any and all renewals, replacements and extensions of such Subject Interest, or other interests in the Hydrocarbons in, under and that may be produced from lands comprising a portion of the Subject Interests acquired by Borrower during the term hereof, (c) all contracts supplemental to or amendatory of or in substitution for the contracts described above insofar as the same relate to such Subject Interest, and (d) all rights, titles and interests accruing or attributable to such Subject Interest by virtue of its being included in any unit.

          "Subject Property" and "Subject Properties" have the meanings set forth in the first recital.

          "Subsidiary" means, with respect to any Person, (a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; (b) any partnership of which such Person, such Person and one or more other Subsidiaries of such Person, or one or more other Subsidiaries of such Person is a general partner, (c) any limited liability company in which such Person, such Person and one or more other Subsidiaries of such Person, or one or more other Subsidiaries of such Person is a member or manager with ownership interest in excess of 50% of all outstanding ownership interests, or (d) any other entity in which such Person, such Person and one or more other Subsidiaries of such Person, or one or more other Subsidiaries of such Person has an ownership interest in excess of 50% of all outstanding ownership interests.

          "Tax Amount" means an amount equal to the aggregate of all amounts, including interest and penalties, if any, relating thereto, paid by Lender in such month, and which have not been paid by Borrower pursuant to the provisions of this Agreement, on account of (1) Direct Taxes, (2) any excise tax imposed on or assessed with respect to or measured by or charged against the Override or Subject Hydrocarbons, or (3) any sales or gross receipts taxes, which are imposed on Lender by any state or federal governmental unit, or any political subdivision thereof, in which any of the Subject Interests are located, and which are payable on account of Lender's ownership of the Override or receipt of the Subject Hydrocarbons, provided however, that the Tax Amount shall not include any severance taxes attributable to the Override and provided further, however, that the Tax Amount shall not include any taxes associated with the handling, transportation, refining, purchase or sale of Subject Hydrocarbons after they have been delivered to the credit of Lender.

          "Taxes" has the meaning set forth in Section 4.1.

          "TCO Index" means the First of the Month (FOM) index price for spot gas delivered to pipelines (per Mmbtu dry) as quoted by Inside F.E.R.C Gas Market Report for gas on Columbia Gas Transmission Corp. - Appalachia (W.Va., Ohio, Ky.).

          "Transportation Agreements" means (i) the ESI Transportation Agreement, (ii) that certain Gas Gathering Line Rental Agreement, dated February 1, 1996, between Belden & Blake Corporation and Viking Resources, Inc., as amended, supplemented, restated or otherwise modified from time to time, and (iii) that certain Gas Gathering Agreement, dated March 9, 1995, between Gonzoil, Inc. and Viking Resources, Inc., as amended, supplemented, restated or otherwise modified from time to time, and (iv) that certain Gas Transportation and Compression Agreement, dated October 19, 1992, between Mid-Atlantic Oil Company and Viking Resources, Inc., as amended, supplemented, restated or otherwise modified from time to time, and (v) that certain Purchase and Sale Agreement, dated June 25, 1998, between Viking Resources, Inc. and Energy Search, Incorporated, as amended, supplemented, restated or otherwise modified from time to time, and (vi) that certain Gas Servicing Agreement, dated January 5, 1993, between ESI Pipeline Operating LP and Energy Search, Incorporated, as amended, supplemented, restated or otherwise modified from time to time, and (vii) any other contract or agreement entered into from time to time by Borrower relating to the transportation of Hydrocarbons, as any such agreement or contract may be amended, supplemented, restated or otherwise modified from time to time.

          "United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.

          "Warrant" means that certain Warrant to acquire up to 100,000 shares (subject to adjustment) of Borrower to be issued to Lender pursuant to Section 5.1.6 hereof, of even date herewith, in substantially in the form of Exhibit G as such may be amended, supplemented, restated or otherwise modified from time to time.

          "Welfare Plan" means a "welfare plan", as such term is defined in section 3(1) of ERISA.

          "West Virginia Mortgage" means the Creditline Deed of Trust, Assignment of Production, Security Agreement and Financing Statement executed and delivered pursuant to Section 5.1.4, substantially in the form of Exhibit D-2 hereto, as amended, supplemented, restated or otherwise modified from time to time.

          "Working Capital" means, at any time, the excess of (a) consolidated current assets of the Borrower minus (b) consolidated current liabilities of the Borrower.

          SECTION I.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and the Note and in each Loan Request, Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

          SECTION I.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

          SECTION I.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles ("GAAP"), consistently applied, which were applied in the preparation of the financial statements referred to in Section 6.5.

ARTICLE II
COMMITMENT, LOAN PROCEDURES AND NOTE

          SECTION II.1. Commitment. On the terms and subject to the conditions of this Agreement (including Articles V and IX), Lender agrees to make Loans pursuant to the Commitment described in this Section 2.1.

          SECTION II.1.1. Commitment To Make Loans. From time to time on any Business Day occurring prior to the Commitment Termination Date, upon delivery of a Loan Request by Borrower to Lender, Lender, in its sole and absolute discretion, may make loans (its "Loans") to Borrower equal to the aggregate amount of the Loan requested by Borrower to be made on such day; provided, however, that if (i) no Default has occurred and (ii) Borrower is in compliance with all requirements of the Development Plan and this Agreement, Lender agrees to make Loans in the amount requested by Borrower to be made on such date in the aggregate amount for all Loans up to the Minimum Commitment Amount. The commitment of Lender described in this Section 2.1.1 is herein referred to as its "Commitment". Lender shall not be permitted or required to make any Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Loans would exceed the lesser of (a) the Commitment Amount or (b) the Maximum Commitment Amount. Borrower may not borrow, prepay and reborrow Loans.

          SECTION II.2. Commitment Amounts. The Maximum Commitment Amount is subject to reduction from time to time pursuant to this Section 2.2. The Commitment Amount is subject to increase or reduction from time to time pursuant to this Section 2.2. The Minimum Commitment Amount shall not be subject to reduction provided that no Default has occurred and is continuing under this Agreement.

          SECTION II.2.1. Optional. (a) Borrower may, from time to time on any Business Day after June 23, 2000, voluntarily reduce the Commitment Amount and/or the Maximum Commitment Amount; provided, however, that all such reductions shall require at least three (3) Business Days' prior notice to Lender and be permanent, and any partial reduction of either the Commitment Amount or the Maximum Commitment Amount shall be in a minimum amount of $100,000 and in an integral multiple of $50,000.

          (b)      Lender, in its sole and absolute discretion, may, from time to time, increase or reduce the Commitment Amount; provided, however, that (i) the Commitment Amount may never exceed the Maximum Commitment Amount and, if as a result of a reduction in the Maximum Commitment Amount the Commitment Amount exceeds the Maximum Commitment Amount at any time, the Commitment Amount shall automatically be reduced to an amount equal to the Maximum Commitment Amount and (ii) if (A) no Default has occurred and (B) Borrower is in compliance with all requirements of the Development Plan and this Agreement, the Commitment Amount may never be reduced below the Minimum Commitment Amount.

          SECTION II.2.2. Mandatory. The Commitment Amount and the Maximum Commitment Amount each shall, without any further action, automatically and permanently be reduced on each date, and in the amount, set forth on the Amortization Schedule; provided, however, that on the Commitment Termination Date, the Commitment Amount, the Maximum Commitment Amount and the Minimum Commitment Amount shall be zero.

          SECTION II.3. Loan Procedure. By delivering a Loan Request to Lender on or before 10:00 a.m., Houston time, on a Business Day, Borrower may from time to time irrevocably request, on not less than three (3) nor more than five (5) Business Days' notice, that a Loan be made in a minimum amount of $50,000 and an integral multiple of $10,000, or in the unused amount of the Commitment. On the terms and subject to the conditions of this Agreement, each Loan may, in the sole and absolute discretion of Lender, be made on the Business Day specified in such Loan Request. If Lender elects to make the requested Loan, Lender shall make funds in an amount equal to the requested Loan available to Borrower by wire transfer or account entry to Collateral Account on or before 11:00 a.m., Houston time, on such Business Day.

          SECTION II.4. Note. Lender's Loans under its Commitment shall be evidenced by the Note payable to the order of Lender in a maximum principal amount equal to the original Maximum Commitment Amount. Borrower hereby irrevocably authorizes Lender to make (or cause to be made) appropriate notations on the grid attached to Lender's Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date and the outstanding principal amount of the Loans evidenced thereby. Such notations shall be conclusive and binding on Borrower absent manifest error; provided, however, that the failure of Lender to make any such notations shall not limit or otherwise affect any Obligations of Borrower. Lender shall provide Borrower with information with respect to payment of principal and/or interest applied to the outstanding Loans for the preceding calendar month within ten (10) days after the last day of such calendar month during the term of this Agreement.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

          SECTION III.1. Repayments and Prepayments. Borrower shall repay in full the unpaid principal amount of each Loan upon the Stated Maturity Date therefor. Prior thereto, Borrower

          (a      may, from time to time on any Business Day after June 23, 2000, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided, however, that all such voluntary prepayments shall require at least three (3) but no more than five (5) Business Days' prior written notice to Lender, provided, however, that Borrower may make a voluntary prepayment as required by Sections 7.1.3 or 8.2(a)(iv) at any time;

(b shall, on each Payment Date, make a mandatory prepayment in the amount of the Scheduled Payment;

(c shall, on the date of any sale of all or a portion of the Subject Interests approved by Lender, make a mandatory prepayment in the amount of the proceeds from such sale of the Subject Interests;

          (d      shall, on each date when any reduction in the Commitment Amount or the Maximum Commitment Amount shall become effective, including pursuant to Section 2.2, make a mandatory prepayment of all Loans equal to the excess, if any, of the aggregate, outstanding principal amount of all Loans over the Commitment Amount as so reduced; and

(e shall, immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2, repay all Loans, unless only a portion of all Loans is so accelerated.

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty. All prepayments received by Lender pursuant hereto shall be applied immediately on the first Business Day thereafter as follows:

FIRST: To the payment and satisfaction of all costs and expenses incurred in connection with the collection of such payments and proceeds;

SECOND: To the payment of any accrued interest on the Loans pursuant to this Agreement and each other Loan Document;

THIRD: To the payment of the outstanding principal under the Note in inverse order of maturity.

In the event that all or any portion of any Acquisition is rescinded pursuant to the provisions of the applicable Purchase Agreement, Borrower shall on the date of such rescission make a mandatory prepayment on the aggregate outstanding principal amount of the Note in an amount equal to the amount paid to Borrower for the purchase of that portion of such Acquisition which is rescinded pursuant to the applicable provisions of such Purchase Agreement. The prepayment of any Loans shall in no manner or form impact the effectiveness of the Override Conveyance or the rights of Lender with respect thereto.

          SECTION III.2. Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue at the Interest Rate. After the date any principal amount of any Loan is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of Borrower shall have become due and payable, Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Interest Rate plus a margin of four percent (4%) ("Default Rate"); provided that once all such amounts and accrued interest are paid in full, that interest shall accrue at the Interest Rate. Interest accrued on each Loan shall be payable, without duplication, (a) on the Stated Maturity Date therefor, (b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan; (c) on each Payment Date occurring after the Effective Date; and (d) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2, immediately upon such acceleration. Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

          SECTION III.3. Collateral Account. Borrower shall cause all Hydrocarbon Proceeds to be delivered to an account (the "Collateral Account") which is maintained by Lender and is in all respects satisfactory to Lender. No funds, other than Hydrocarbon Proceeds and amounts from any Loans, will be paid to the Collateral Account. Borrower agrees not to open any new account, or terminate the existing Collateral Account, without the prior written consent of Lender. All Hydrocarbon Proceeds received by Borrower shall be delivered in kind to the Lender for deposit into the Collateral Account and Borrower shall not commingle any such proceeds, and shall hold separate and apart from all other property, all such proceeds in express trust for the benefit of Lender until delivery thereof is made to the Collateral Account.

          No more than two times a month, Borrower may request in writing (a "Disbursement Request"), delivered three business days prior to the date of any requested disbursement and executed by an Authorized Officer, that Lender reimburse Borrower or pay directly, as appropriate, out of funds in the Collateral Account, (i) Direct Taxes for such period, (ii) Existing Burdens for such period, (iii) Cash Flow from Override for such period (provided that such amounts will be paid directly to Lender), (iv) interest on the Note accrued at the Interest Rate or the Default Rate during such period, (v) all Obligations under the Loan Documents related to the enforcement and maintenance of the Loan Documents, (vi) all unpaid Scheduled Payments, (vii) Approved Lease Operating Expenses actually paid by Borrower for such period, (viii) Approved Third-Party Transportation, Gathering and Marketing Expenses actually paid by Borrower for such period, (ix) Approved Capital Expenditures actually paid by Borrower for such period, (x) Approved G&A Expenses actually paid by Borrower for such period, and (xi) any other amounts approved by Lender in its sole and absolute discretion. Such Disbursement Request shall set forth in detail the calculation of each such item requested to be paid and shall otherwise contain any information required pursuant to this Section. Lender shall be protected in all instances in paying the foregoing amounts based upon such Disbursement Request without any need whatsoever to independently verify such requested amounts. In addition, and notwithstanding the information provided by Borrower, Lender shall have the right (it being hereby agreed that Lender is not obligated to make such payment, is not responsible to Borrower or any other Person for making or failing to make any such payment and is not responsible for seeing to the application of any such payment) to apply any amount, in its sole discretion, from time to time in the Collateral Account to the payment of any of the previously specified payment items in the priority order in which such specified payment items are listed.

          After receipt of a Disbursement Request by Borrower setting forth in reasonable detail the proposed use of such funds, Lender may transfer to an account designated by Borrower on the requested date for such disbursement (which date must be at least three (3) Business Days after receipt by Lender of the Disbursement Request) any or all of the funds in the Collateral Account. Borrower hereby authorizes Lender in Lender's sole discretion to pay amounts either to Borrower or to the applicable vendors directly. Upon submission of a Disbursement Request relating to Approved Lease Operating Expenses, Approved Third-Party Transportation, Gathering and Marketing Expenses and Approved Capital Expenditures, and upon Lender's satisfaction, in its sole discretion, that such requested disbursement is to be made in satisfaction of Approved Lease Operating Expenses, Approved Third-Party Transportation, Gathering and Marketing Expenses, Approved Capital Expenditures or Approved G&A Expenses, and subject to the other provisions hereof and in accordance with applicable laws, Lender may make the disbursement subject to the conditions in this Agreement and the order of priority set forth in the second paragraph of this Section providing that the foregoing shall not be required. Lender shall have no obligation to make any payment from the Collateral Account in respect of any amount provided in this Section to the extent there are not sufficient funds in the Collateral Account to make any such payment.

          SECTION III.4. Closing Fee. Borrower agrees to pay to Lender a non-refundable closing fee in an amount equal to $25,000, payable on the Effective Date.

ARTICLE IV
TAXES AND OTHER PROVISIONS

          SECTION IV.1. Taxes. All payments by Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, other than franchise taxes and taxes imposed on or measured by Lender's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, Borrower will (a) pay directly to the relevant authority the full amount required to be so withheld or deducted, (b) promptly forward to Lender an official receipt or other documentation satisfactory to Lender evidencing such payment to such authority, and (c) pay to Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by Lender will equal the full amount Lender would have received had no such withholding or deduction been required. Moreover, if any Taxes are directly asserted against Lender with respect to any payment received by Lender hereunder, Lender may pay such Taxes and Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such person would have received had not such Taxes been asserted. If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence, Borrower shall indemnify Lender for any incremental Taxes, interest or penalties that may become payable by Lender as a result of any such failure.

          SECTION IV.2. Payments, Computations, etc. All payments by Borrower pursuant to this Agreement, the Note or any other Loan Document shall be made by Borrower to Lender, without setoff, deduction or counterclaim, not later than 11:00 a.m., Houston time, on the date due, in same day or immediately available funds, to such account as Lender shall specify from time to time by notice to Borrower. Funds received after that time shall be deemed to have been received by Lender on the next succeeding Business Day. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

          SECTION IV.3. Setoff. In addition to any rights and remedies of Lender provided by law, if an Event of Default has occurred and is continuing or the Obligations have been accelerated, Lender is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, Lender or any of its Affiliates, including, without limitation, amounts pursuant to any preferential right to purchase or market Hydrocarbons and any Hedge Agreements to or for the credit or the account of Borrower, against any and all Obligations owing to Lender and any of its Affiliates, now or hereafter existing, irrespective of whether or not Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured, and, as security for such Obligations, Borrower hereby grants to Lender and any of its Affiliates a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter maintained with Lender. Lender agrees promptly to notify Borrower after any such setoff and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which Lender and its Affiliates may have.

          SECTION IV.4. Right of First Refusal - Proposed Undertakings. This Section shall be in full force and effect until the termination of all Commitments under this Agreement and the full and final satisfaction in cash of all Obligations under the Loan Documents. In the event that Borrower intends to obtain any financing for the purpose of exploring, developing and producing Hydrocarbons from the portion of the Subject Interests (other than the Initial Drilling Program) in conformity with existing field spacing rules (such proposed undertaking the "Proposed Undertaking") and prior to Borrower approaching any other Person with respect to such Proposed Undertaking, Borrower first shall provide Lender with notice of its intent to enter into such Proposed Undertaking, together with information relating to the terms, conditions, feasibility and economics of such Proposed Undertaking, including, without limitation, an outline of the acreage and proposed leases for the Proposed Undertaking, geological and engineering studies and cost estimates, as well as any other information which Lender may reasonably request in order for Lender to adequately evaluate whether Lender would be willing to participate in such Proposed Undertaking. Lender's option to provide funding for the Proposed Undertaking (the "Additional Development Program Option") shall be subject to the same terms and conditions (specifically the "Cash Flow from Override") covered by the wells drilled in connection with the Initial Drilling Program. Lender shall then have a period of no less than 30 days after the delivery of such notice and all such information in order to determine whether Lender shall participate in such Proposed Undertaking and the degree of such participation. At the end of such period, Lender shall inform Borrower whether it will participate in such Proposed Undertaking. Lender shall have no obligation to fund any Proposed Undertaking and may choose to fund (or not to fund) any Proposed Undertaking without limiting its Additional Development Program Option with respect to any future Proposed Undertakings. If, and only if, Lender declines to participate in such Proposed Undertaking, Borrower shall be permitted to approach other Persons with respect to such Proposed Undertaking, provided that the Proposed Undertaking offered to such other Persons be on terms substantially similar to those offered to Lender. In the event that any Person agrees to fund such Proposed Undertaking, then Lender shall have the preferential right and option to match such Person's offer with respect to the Proposed Undertaking under the same terms and conditions proposed by such other Person. Within ten (10) Business Days of Lender's receipt of such Person's offer with respect to the Proposed Undertaking, the terms and conditions proposed by such Person and all material information relating to such offer and proposal, Lender must advise Borrower whether Lender wishes to match such Person's offer with respect to the Proposed Undertaking. Borrower covenants and acknowledges that the granting of this right of first refusal was a material condition and consideration for the extension of the Loan and that Lender would not have extended the Loan except for the granting of this right of first refusal with respect to Proposed Undertakings. In the event that (i) Lender declines to participate in such Proposed Undertaking and (ii) that another Person is willing to fund such Proposed Undertaking, then upon the later to occur of (A) delivery of written evidence to Lender, in form and substance acceptable to Lender, in its reasonable discretion, of the funding by such Person of the Proposed Undertaking and (B) five (5) days prior to the commencement of such Proposed Undertaking, Lender shall release its Liens on that portion, and only that portion, of the Subject Interests covered by such Proposed Undertaking and permit Borrower or an Affiliate of Borrower to commence the Proposed Undertaking. In the event that such Proposed Undertaking is not commenced as set forth in the preceding sentence, then that portion of the Subject Interests covered by such Proposed Undertaking shall immediately be reconveyed to Borrower, if applicable, without payment by Borrower and without any Liens and the Mortgage shall be amended to provide a Lien in favor of the Lender covering such portion of the Subject Interests covered by the Proposed Undertaking.

          SECTION IV.5. Right of First Refusal-Proposed Non-Subject Interest Undertaking. This Section shall be in full force and effect until the termination of all Commitments under this Agreement and the full and final satisfaction in cash of all Obligations under the Loan Documents. In the event that Borrower or any of its Subsidiaries (collectively, the "Borrower Group") intend to obtain any financing for the purpose of acquiring, exploring, developing, producing or marketing Hydrocarbons for any property not within Subject Interests (such proposed undertaking the "Proposed Non-Subject Interest Undertaking") and prior to any member of the Borrower Group approaching any other Person with respect to such Proposed Non-Subject Interest Undertaking, such member of the Borrower Group first shall provide Lender with notice of its intent to enter into such Proposed Non-Subject Interest Undertaking, together with information relating to the terms, conditions, feasibility and economics of such Proposed Non-Subject Interest Undertaking, including, without limitation, geological and engineering studies and cost estimates, as well as any other information which Lender may reasonably request in order for Lender to adequately evaluate whether Lender would be willing to participate in such Proposed Non-Subject Interest Undertaking. Lender shall then have a period of no less than 30 days after the delivery of such notice and all such information in order to determine whether Lender shall participate in such Proposed Non-Subject Interest Undertaking and the degree of such participation, and such member of the Borrower Group agrees to enter into good faith negotiations with Lender with respect to any changes in the terms and conditions of such Proposed Non-Subject Interest Undertaking. At the end of such period, Lender shall inform such member of the Borrower Group whether it chooses to participate in such Proposed Non-Subject Interest Undertaking. Lender shall have no obligation to fund any Proposed Non-Subject Interest Undertaking under this Right of First Refusal and may choose to fund (or not to fund) any Proposed Non-Subject Interest Undertaking without limiting its Right of First Refusal with respect to any future Proposed Non-Subject Interest Undertakings. If, and only if, Lender declines to participate in such Proposed Non-Subject Interest Undertaking, the member of the Borrower Group shall be permitted to approach other Persons with respect to such Proposed Non-Subject Interest Undertaking, provided that the Proposed Non-Subject Interest Undertaking offered to such other Persons be on terms substantially similar to those offered to Lender. In the event that any Person agrees to fund such Proposed Non-Subject Interest Undertaking, then Lender shall have the preferential right and option to match such Person's offer with respect to the Proposed Non-Subject Interest Undertaking under the same terms and conditions proposed by such other Person. Within ten (10) Business Days of Lender's receipt of such Person's offer with respect to the Proposed Non-Subject Interest Undertaking, the terms and conditions proposed by such Person and all material information relating to such offer and proposal, Lender must advise the member of the Borrower Group whether Lender wishes to match such Person's offer with respect to the Proposed Non-Subject Interest Undertaking. Each member of the Borrower Group covenants and acknowledges that the granting of this right of first refusal was a material condition and consideration for the extension of the Loan and that Lender would not have extended the Loan except for the granting of this right of first refusal. The provisions of this Section are only applicable until the termination of this Agreement and the full and final satisfaction of all outstanding Obligations.

          SECTION IV.6. Use of Proceeds. Borrower shall apply the proceeds of each Loan in accordance with (i) the fifth recital, and (ii) Schedule IV.

ARTICLE V
CONDITIONS TO LOANS

          SECTION V.1. Initial Loan. The obligation of Lender to fund the initial Loan shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section.

          SECTION V.1.1. Resolutions, etc. Lender shall have received from Borrower a certificate, dated the date of the initial Loan, of its Secretary or Assistant Secretary, as applicable, as to (a) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement, the Notes and each other Loan Document to be executed by it; (b) the Organic Documents for Borrower, (c) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement, the Notes and each other Loan Document executed by it, upon which certificate Lender may conclusively rely until it shall have received a further certificate of an officer of Borrower canceling or amending such prior certificate, and (d) that the Borrower is in compliance with all of the covenants and agreements contained in this Agreement or any other Loan Document. Lender shall have received from Borrower certificates of existence and good standing provided by the appropriate governmental officer in its jurisdiction of incorporation or formation and, in the case of certificates of good standing, in each jurisdiction in which its business is conducted.

          SECTION V.1.2. Delivery of Note. Lender shall have received its Note duly executed and delivered by Borrower.

          SECTION V.1.3. Override Conveyance. Lender shall have received counterparts of the Override Conveyance, dated as of the date hereof, duly executed by Borrower, together with:

          (a      evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of the Override Conveyance as may be necessary or, in the reasonable opinion of Lender, desirable to convey the properties purported to be covered thereby;

          (b      acknowledgment copies of properly filed Uniform Commercial Code financing statements (Form UCC-1), dated a date reasonably near to the date of the initial Loan, or such other evidence of filing as may be acceptable to Lender, naming Borrower as "debtor" and Lender as "secured party", or other similar instruments or documents, filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of Lender, desirable to perfect the interest of Lender pursuant to the Override Conveyance;

          (c      executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in the Override Conveyance, together with such other Uniform Commercial Code Form UCC-3 termination statements as Lender may reasonably request from Borrower;

          (d      certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to Lender, dated a date reasonably near to the date of the initial Loan, listing all effective financing statements which name Borrower (under its present name and any previous names) as "debtor" and which are filed in the jurisdictions in which filings were made pursuant to clause (a) above, together with copies of such financing statements (none of which (other than those described in clause (b), if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements described in clause (b)) shall cover any interest conveyed in the Override Conveyance);

          (e      a title opinion in favor of Lender in form and substance and issued by counsel, satisfactory to Lender, in its sole discretion, with respect to the interests purported to be covered by the Override Conveyance, stating that title to such property is marketable and that the interests conveyed by the Override Conveyance are free and clear of all defects and encumbrances other than as approved by Lender, and such other matters as Lender shall request; and

(f such other approvals, opinions, or documents as Lender may reasonably request.

          SECTION V.1.4. Mortgage. Lender shall have received counterparts of the Mortgage, dated as of the date hereof, duly executed by Borrower, together with:

          (a      evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of the Mortgage as may be necessary or, in the reasonable opinion of Lender, desirable effectively to create a valid, perfected first priority Lien against the properties purported to be covered thereby;

          (b      acknowledgment copies of properly filed Uniform Commercial Code financing statements (Form UCC-1), dated a date reasonably near to the date of the initial Loan, or such other evidence of filing as may be acceptable to Lender, naming Borrower as "debtor" and Lender as "secured party", or other similar instruments or documents, filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of Lender, desirable to perfect the security interest of Lender pursuant to the Mortgage;

          (c      executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in the Mortgage, together with such other Uniform Commercial Code Form UCC-3 termination statements as Lender may reasonably request from Borrower;

          (d      certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to Lender, dated a date reasonably near to the date of the initial Loan, listing all effective financing statements which name Borrower (under its present name and any previous names) as "debtor" and which are filed in the jurisdictions in which filings were made pursuant to clause (a) above, together with copies of such financing statements (none of which (other than those described in clause (b), if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements described in clause (b)) shall cover any collateral described in the Mortgage);

          (e      a title opinion in favor of Lender in form and substance and issued by counsel, satisfactory to Lender, in its sole discretion, with respect to the property purported to be covered by the Mortgage, stating that title to such property is marketable and that the interests created by the Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than as approved by Lender, and such opinion shall also include such other matters as Lender shall request; and

(f such other approvals, opinions, or documents as Lender may reasonably request.

          SECTION V.1.5. Pledge Agreements. Lender shall have received executed counterparts of the Pledge Agreement, dated as of the date hereof, duly executed by Borrower and ESI, together with the certificates, if any, evidencing the general partnership and limited partnership interests pledged pursuant to the Pledge Agreement, which certificates shall in each case be accompanied by undated powers of attorney duly executed in blank, or, if any securities pledged pursuant to the Pledge Agreement are uncertificated securities, confirmation and evidence satisfactory to Lender that the security interest in such uncertificated securities has been transferred to and perfected by Lender in accordance with the Uniform Commercial Code, as in effect in the State of Texas.

          SECTION V.1.6. Warrant. Lender shall have received each of the Warrant, each dated the date hereof, duly executed by Borrower.

          SECTION V.1.7. Broker's Fee. Lender shall have received evidence, in form and substance satisfactory to Lender, in its sole discretion, of the payment of the Broker's Fee.

          SECTION V.1.8. Memorandum of Purchase Contracts. Lender shall have received any requested memorandum of agreement relating to the purchase of Hydrocarbons executed by Borrower, in form and substance satisfactory to Lender in its sole discretion.

          SECTION V.1.9. ISDA Master Agreement. Borrower shall have entered into the ISDA Master Agreement, substantially in the form of Exhibit K hereto, and one or more swap, hedge, floor, collar or other similar agreements on an International Security Dealers Association form (each a "Initial Hedge Agreement") which are with Lender or an Affiliate of Lender and satisfactory to Lender.

          SECTION V.1.10. Opinion of Counsel. Lender shall have received the following, each dated the date hereof or such other date acceptable to Lender and addressed to Lender (a) from Patrick R. Sughroue, P.C., counsel to the Borrower, substantially in the form of Exhibit C-1 hereto, (b) from Daniel L. England, special Ohio counsel to the Borrower, substantially in the form of Exhibit C-2 hereto, (c) from Cooper & Martin, special West Virginia counsel to the Borrower, substantially in the form of Exhibit C-3 hereto, and (d) title opinions or mortgagee title policies and other title information, including, without limitation, applicable surveys, covering the properties purported to be covered by the Mortgage, all in form and substance and from counsel and title companies satisfactory to the Agent.

          SECTION V.1.11. Development Plan and Schedules. Lender shall have received (i) a Development Plan covering the Subject Interests, in substantially the form set forth in Exhibit I and in substance acceptable to Lender, (ii) a description of Subject Interests, in substantially the form set forth in Schedules I-A, I-B and I-C in form and substance acceptable to Lender in its sole discretion, and (iii) a Use of Proceeds schedule, in substantially the form set forth in Schedule IV and in form and substance acceptable to Lender in its sole discretion.

          SECTION V.1.12. Evidence of Insurance. Lender shall have received certificates of insurance satisfactory to it evidencing the existence of all insurance required to be maintained by Borrower by this Agreement and the other Loan Documents, which insurance shall list Lender as additional insured and sole loss payee and be satisfactory to Lender. The deductible of each such insurance policy shall be in an amount not to exceed $25,000 per occurrence.

          SECTION V.1.13. [Intentionally omitted].

          SECTION V.1.14. Consents. Borrower shall have obtained all necessary consents, approvals and permits from all federal and state regulatory agencies, governmental authorities and from any other Persons relating to the Subject Interests and the Subject Hydrocarbons, in form and substance satisfactory to Lender in its sole discretion, Lender shall have received copies of all such consents, approvals and permits, and such consents, approvals and permits shall be in full force and effect on the Effective Date, and Lender shall have received a certificate to that effect signed by an Authorized Officer of Borrower.

          SECTION V.1.15. Compliance with Loan Documents. Borrower shall have performed all agreements and covenants required by this Agreement and by the other Loan Documents to be performed by Borrower, and all representations and warranties herein and in the other Loan Documents made by Borrower shall be true and correct as of the Effective Date, and Lender shall have received a certificate to that effect signed by an Authorized Officer of Borrower.

          SECTION V.1.16. Approval. Lender shall have received approval of the transaction contemplated in this Agreement and the other Loan Documents, and the final documentation of such transaction, from the executive management and general partner of Lender and their counsel.

          SECTION V.1.17. No Default. No Default or Event of Default shall have occurred and be continuing on the Effective Date either before or after giving effect to this Agreement and the other Loan Documents, and Lender shall have received a certificate to that effect from an Authorized Officer of Borrower.

          SECTION V.1.18. Engineering. Lender shall have received an Independent Reserve Reports for the Subject Interests dated as of December 31, 1998, in form and substance, and with conclusions, satisfactory to Lender, and, since the date of such report, there has been no material change in respect thereof. Lender also shall have received all requested information regarding the past operating results of the Subject Interests, the current operation of the Subject Interests, Borrower's internal accounting, engineering and production monitoring system, projections of future operating results and the basis for such projections and all other reasonably requested information, all in form, substance and, if applicable, with conclusions, satisfactory to Lender, in its sole discretion.

          SECTION V.1.19. Environmental. Lender shall have received an environmental review, including a Phase I environmental report, and, if requested by Lender, Lender shall have received a Phase II environmental report, relating to all or any part of the Subject Interests, each in form and substance, and with conclusions, satisfactory to Lender, in its sole discretion, and, since the date of such review, there has been no material change in respect thereof.

          SECTION V.1.20. Financial Statements. Lender shall have received financial statements, including, without limitation, a statement of cash flow of Borrower, if any, a statement of accounts payable of Borrower, if any, and a detailed monthly statement (for prior 12 month period) of operating expenses and overhead expenses, banking and trade references and credit and other due diligence relating to Borrower and the Subject Interests, in form and substance satisfactory to Lender, in its sole discretion.

          SECTION V.1.21. Certified Copies of Various Agreements. Lender shall have received (i) a copy of each Transportation Agreement, and (ii) copies of all joint operating agreements relating to the Subject Interests or the Subject Hydrocarbons, each duly certified by an Authorized Officer of Borrower as being true, correct and complete, and such agreements shall be in form and substance satisfactory to Lender.

          SECTION V.1.22. Income Tax Returns. Lender shall have received a copy of the 1996, 1997 and 1998 Income Tax Returns of Borrower and the 1996 and 1997 Income Tax Returns of Equity Financial, certified as being true, correct and complete by an Authorized Officer of Borrower.

          SECTION V.1.23. Partnership Information. Lender shall have received (i) a listing of all bank accounts maintained in connection with, the balance thereof as of the Effective Date and the location thereof each Partnership, (ii) a listing of the number of investors, the capital invested by the investors and the number of units outstanding with respect to each Partnership, (iii) a listing of the assets of each Partnership (including a specific list of any wells and leases owned by such Partnership and the Partnership's working interest and net revenue interest with respect to such wells), in form and substance acceptable to Lender, and (iv) a copy of the partnership agreements, joint development and operating agreements, transportation agreements relating and any other material agreements of the Partnerships, each duly certified by an Authorized Officer of Borrower as being true, correct and complete, and such agreements shall be in form and substance satisfactory to Lender.

          SECTION V.1.24. Release of Liens. Lender shall have received evidence, in form and substance satisfactory to Lender, in its sole discretion, of the release of any and all Liens, including, without limitation, mechanic's liens, materialmen's liens and other similar liens or encumbrances and Liens relating to the Existing Credit Facility, which encumber the Subject Interests.

          SECTION V.1.25. Collateral Account. Lender shall have received evidence of the creation of the Collateral Account, in form and substance satisfactory to Lender, in its sole discretion.

          SECTION V.1.26.  Closing Fees, Expenses, etc. Lender shall have received all fees, costs and expenses due and payable pursuant to Sections 3.4 and 10.3, if then invoiced.

          SECTION V.1.27.  Other Legal Matters. All legal matters in connection with the title to the Subject Interests and the Subject Hydrocarbons shall be approved by Lender, and there shall have been furnished to Lender by Borrower, at Borrower's expense, such title opinions, agreements, other opinions of counsel, and other records and information, including, without limitation, evidence of any ratification documents, participation agreements, letter of understanding from any interest owner, as it may reasonably have requested for that purpose, in form and substance satisfactory to Lender, in its sole discretion.

          SECTION V.1.28.  Termination of Existing Credit Facilities. Lender shall have received evidence satisfactory to it that all obligations under the Existing Credit Facility have been paid, fulfilled or satisfied in full or otherwise terminated.

          SECTION V.2.  Conditions to Acquisition Loans. The obligation of Lender to fund a Loan for use in connection with any Acquisition shall be subject to all requirements set forth in this Agreement as well as the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section.

          SECTION V.2.1.  Override Conveyance. Lender shall have received appropriate amendments to the Override Conveyance duly executed by Borrower, together with:

          (a      evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of all such amendments to the Override Conveyance as may be necessary or, in the reasonable opinion of Lender, desirable to convey the properties purported to be covered thereby;

          (b      acknowledgment copies of properly filed Uniform Commercial Code financing statements (Form UCC-1), dated a date reasonably near to the date of such amendments, or such other evidence of filing as may be acceptable to Lender, naming Borrower as "debtor" and Lender as "secured party", or other similar instruments or documents, filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of Lender, desirable to perfect the interest of Lender pursuant to the Override Conveyance;

          (c      executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in such amendments to the Override Conveyance previously granted by any Person, together with such other Uniform Commercial Code Form UCC-3 termination statements as Lender may reasonably request from Borrower;

          (d      certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to Lender, dated a date reasonably near to the date of the initial Loan, listing all effective financing statements which name Borrower (under its present name and any previous names) as "debtor" and which are filed in the jurisdictions in which filings were made pursuant to clause (a) above, together with copies of such financing statements (none of which (other than those described in clause (b), if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements described in clause (b)) shall cover any interest conveyed in such amendments);

          (e      a title opinion in favor of Lender in form and substance and issued by counsel, satisfactory to Lender, in its sole discretion, with respect to the interests purported to be covered by such amendments to the Override Conveyance, stating that title to such property is marketable and that the interests conveyed by the Override Conveyance are free and clear of all defects and encumbrances other than as approved by Lender, and such other matters as Lender shall request; and

(f such other approvals, opinions, or documents as Lender may reasonably request.

          SECTION V.2.2.  Mortgage. Lender shall have received counterparts of amendments to the Mortgage duly executed by Borrower, together with:

(a evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such amendments to the Mortgage as may be necessary or,

in the reasonable opinion of Lender, desirable effectively to create a valid, perfected first priority Lien against the properties purported to be covered thereby;

          (b      acknowledgment copies of properly filed Uniform Commercial Code financing statements (Form UCC-1), dated a date reasonably near to the date of such amendments, or such other evidence of filing as may be acceptable to Lender, naming Borrower as "debtor" and Lender as "secured party", or other similar instruments or documents, filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of Lender, desirable to perfect the security interest of Lender pursuant to such amendments to the Mortgage;

          (c      executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in such amendments to the Mortgage previously granted by any Person, together with such other Uniform Commercial Code Form UCC-3 termination statements as Lender may reasonably request from Borrower; and

          (d      certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to Lender, dated a date reasonably near to the date of such amendments, listing all effective financing statements which name Borrower (under its present name and any previous names) as "debtor" and which are filed in the jurisdictions in which filings were made pursuant to clause (a) above, together with copies of such financing statements (none of which (other than those described in clause (b), if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements described in clause (b)) shall cover any collateral described in such amendments to the Mortgage).

          (e     a title opinion in favor of Lender in form and substance and issued by counsel, satisfactory to Lender, in its sole discretion, with respect to the property purported to be covered by such amendments to the Mortgage, stating that title to such property is marketable and that the interests created by such amendments constitute valid first Liens thereon free and clear of all defects and encumbrances other than as approved by Lender, and such opinion shall also include such other matters as Lender shall request; and

(f such other approvals, opinions, or documents as Lender may reasonably request.

          SECTION V.2.3.  Memorandum of Purchase Contracts. Lender shall have received any requested memorandum of agreement relating to the purchase of Hydrocarbons, or any amendment to any such existing memorandum, executed by Borrower, in form and substance satisfactory to Lender in its sole discretion.

          SECTION V.2.4.  Opinion of Counsel. Lender shall have received the following, each dated the date of the effectiveness hereof or such other date acceptable to Lender and addressed to Lender (a) from counsel to the Borrower, acceptable to Lender, in its sole discretion, substantially in the form of Exhibits C-1, C-2 and C-3 hereto, and (b) title opinions or mortgagee title policies and other title information, including, without limitation, applicable surveys, covering the properties purported to be covered by the Mortgage, all in form and substance and from counsel and title companies satisfactory to the Agent.

          SECTION V.2.5.  Consents. Borrower shall have obtained all necessary consents, approvals and permits from all federal and state regulatory agencies, governmental authorities and from any other Persons relating to such Subject Interests and the Subject Hydrocarbons acquired in connection with the Acquisition, in form and substance satisfactory to Lender in its sole discretion, Lender shall have received copies of all such consents, approvals and permits, and such consents, approvals and permits shall be in full force and effect on the Effective Date, and Lender shall have received a certificate to that effect signed by an Authorized Officer of Borrower.

          SECTION V.2.6.  Compliance with Loan Documents. Borrower shall have performed all agreements and covenants required by this Agreement and by the other Loan Documents to be performed by Borrower, and all representations and warranties herein and in the other Loan Documents made by Borrower shall be true and correct as of the Effective Date, and Lender shall have received a certificate to that effect signed by an Authorized Officer of Borrower.

          SECTION V.2.7.  Environmental. Lender shall have received reserve reports and completed an environmental review, including a Phase I environmental report, satisfactory to Lender, in its sole discretion, and, if requested by Lender, Lender shall have received a Phase II environmental report, relating to all or any part of the Subject Interests, in form and substance, and with conclusions, satisfactory to Lender and, since the date of such review, there has been no material change in respect thereof.

          SECTION V.2.8.  Joint Operating Agreements. Lender shall have received copies of all joint operating agreements relating to the Subject Interests or the Subject Hydrocarbons duly certified by an Authorized Officer of Borrower as being true, correct and complete, and such agreements shall be in form and substance satisfactory to Lender.

          SECTION V.2.9.  Release of Liens. Lender shall have received evidence, in form and substance satisfactory to Lender, in its sole discretion, of the release of any and all Liens, including, without limitation, mechanic's liens, materialmen's liens and other similar liens or encumbrances, which encumber the Subject Interests.

          SECTION V.2.10.  Contingency Hedge Agreements. (a) Lender shall have determined that market conditions and other relevant factors relating to the Contingency Hedge Agreements (as hereinafter defined) are satisfactory, in its sole discretion, and (b) based on discussions with Lender, Borrower shall have entered into one or more swap, hedge, floor, collar or other similar agreements on an International Security Dealers Association form pursuant to the ISDA Master Agreement (each a "Contingency Hedge Agreement") which are with Lender or an Affiliate of Lender and satisfactory to Lender and competitive in nature.

          SECTION V.2.11.  Other Legal Matters. All legal matters in connection with the title to the Subject Interests and the Subject Hydrocarbons shall be approved by Lender, and there shall have been furnished to Lender by Borrower, at Borrower's expense, such title opinions, agreements, other opinions of counsel, and other records and information, including, without limitation, evidence of any ratification documents, participation agreements, letter of understanding from any interest owner, as it may reasonably have requested for that purpose, in form and substance satisfactory to Lender, in its sole discretion.

          SECTION V.3.  All Loans. The obligation of Lender to fund any Loan on the occasion of any Loan (including the initial Loan) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section.

          SECTION V.3.1.  Compliance with Warranties, No Default, etc. Both before and after giving effect to any Loan (but, if any Default of the nature referred to in Section 8.1.9 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof) the following statements shall be true and correct (a) the representations and warranties set forth in Article VI (excluding, however, those contained in Section 6.7) shall be true and correct with the same effect as if then made (unless stated to relate solely to an early date, in which case such representations and warranties shall be true and correct as of such earlier date), (b) except as disclosed by Borrower to Lender pursuant to Section 6.7 (i) no labor controversy, litigation, arbitration or governmental investigation or proceeding shall be pending or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries which might materially adversely affect Borrower's consolidated business, operations, assets, revenues, properties or prospects or which purports to affect the legality, validity or enforceability of this Agreement, the Note or any other Loan Document, and (ii) no development shall have occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to Section 6.7 which might materially adversely affect the consolidated businesses, operations, assets, revenues, properties or prospects of Borrower and its Subsidiaries; and (c) no Default shall have then occurred and be continuing, and neither Borrower nor any of its Subsidiaries are in material violation of any law or governmental regulation or court order or decree.

          SECTION V.3.2.  Loan Request. Lender shall have received a Loan Request for such Loan. Each of the delivery of a Loan Request and the acceptance by Borrower of the proceeds of such Loan shall constitute a representation and warranty by Borrower that on the date of such Loan (both immediately before and after giving effect to such Loan and the application of the proceeds thereof) the statements made in Section 5.3.1 are true and correct.

          SECTION V.3.3.  Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of Borrower shall be satisfactory in form and substance to Lender and its counsel; Lender and its counsel shall have received all information, approvals, opinions, documents or instruments as Lender or its counsel may reasonably request.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

          In order to induce Lender to enter into this Agreement and to make Loans hereunder, Borrower represents and warrants unto Lender as set forth in this Article.

          SECTION VI.1.  Organization, etc. (a) Borrower is a corporation validly organized and existing and in good standing under the laws of the State of Tennessee, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Note and each other Loan Document and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

          SECTION VI.2.  Due Authorization, Non-Contravention, etc. Borrower has the full legal power, right and capacity to enter into and perform this Agreement and the other Loan Documents to which it is party and to sell and convey the Override. The execution, delivery and performance by Borrower of this Agreement, the Note and each other Loan Document executed or to be executed by it, are within Borrower's corporate powers, have been duly authorized by all necessary action, and do not (a) contravene Borrower's Organic Documents, (b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting Borrower, or (c) result in, or require the creation or imposition of, any Lien on any of Borrower's properties.

          SECTION VI.3.  Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by Borrower of this Agreement, the Note or any other Loan Document to which it is a party. Neither Borrower nor any of its Subsidiaries is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended. Neither Borrower nor any of its Subsidiaries conducts any business, or derive any revenues from any operations, outside the United States of America. Neither Borrower nor any of its Subsidiaries has any business related to, or derive any revenue from, the production or marketing of Hydrocarbons outside of the United States of America.

          SECTION VI.4.  Validity, etc. This Agreement constitutes, and the Note and each other Loan Document executed by Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms.

          SECTION VI.5.  Financial Information. The financial statements of Borrower and its Subsidiaries, and any related statements of earnings and cash flow, copies of which have bee n furnished to Lender in compliance with Section 5.1.20, have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

          SECTION VI.6.  No Material Adverse Change. Since the date of the financial statements described in Section 6.5, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of either Borrower or Borrower and its Subsidiaries, taken as a whole.

          SECTION VI.7.  Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of Borrower, threatened litigation, action, proceeding or labor controversy affecting Borrower or any of its Subsidiaries, or any of their properties, assets or revenues, or the Subject Interests, which may materially adversely affect the financial condition, operations, assets, business, properties or prospects of Borrower, such Subsidiary or the Subject Interests or which purports to affect the legality, validity or enforceability of this Agreement, the Note or any other Loan Document, except as disclosed in Item 6.7 ("Litigation") of the Disclosure Schedule attached hereto.

          SECTION VI.8.  Subsidiaries. Except for Equity Financial and the Partnerships, Borrower has no Subsidiaries.

          SECTION VI.9.  Subject Interests. The descriptions attached to Schedules I-A, I-B and I-C completely and correctly describe the Subject Interests. The representations and warranties of Borrower in the Override Conveyance are true and correct in all respects, and Borrower's ownership of the Subject Interests entitles Borrower to a share of all Hydrocarbons produced from or attributable to the Oil and Gas Leases, Existing Wells or Planned Wells located on or under any of the lands described in Schedules I-A, I-B and I-C, and of the proceeds of such production, after giving effect to and/or deducting all applicable royalties, overriding royalties and other burdens or payments out of production (except the Override), which is not less than the respective net revenue interests identified on Schedules I-A, I-B and I-C and obligates Borrower to pay a share of all costs of operation and development of such Oil and Gas Leases, Existing Wells and Planned Wells which is not greater than the respective working interests identified on Schedules I-A, I-B and I-C. Borrower has good and marketable title to the Subject Interests free and clear of any mortgage, pledge, title retention lien, or other lien, encumbrance or security interest, except for Permitted Liens. The Override Conveyance will assign to Lender good and marketable title to the Override, free and clear of any mortgage, pledge, title retention lien, or other lien, encumbrance or security interest, except for Permitted Liens. Each lease and other interest in the Subject Interests and the Override is valid and in full force and effect, all taxes, rentals, royalties and other amounts in respect thereof which are due or have become due have been paid and no default has occurred in respect of any such lease or interest which would have a material adverse effect on the Override. The Subject Interests are not subject to any tax or common law partnership, other than Permitted Liens. All Existing Wells are located within the Oil and Gas Leases described on Schedule I-A and all Planned Wells are planned for development by Borrower within the Oil and Gas Leases described on Schedule I-A in conformity with the Development Plan. Borrower's right, title and interest in the Oil and Gas Leases is sufficient to result in the description of working interest and net revenue interest of the Existing Wells and the Planned Wells being accurate, true and correct. Borrower is the legal and beneficial owner of the right, title and interest to Oil and Gas Leases, Existing Wells and Planned Wells more full described on Schedules I- A, I-B and I-C.

          SECTION VI.10.  Oil and Gas Leases. Each Oil and Gas Lease, and other interest described in Schedules I-A, I-B and I-C is valid and subsisting and in full force and effect, insofar as it covers or relates to the interests in land referred to or described in Schedules I-A, I-B and I-C as covered thereby; all material agreements, contracts, leases, permits, easements, rights-of-way, and other surface use rights necessary to own, maintain and operate such Oil and Gas Leases are in full force and effect and no material breach or default exists under any of such leases, agreements, contracts, permits, easements, rights-of-way or other rights. All rentals, royalties and taxes and other amounts due and payable under or in respect of the Oil and Gas Leases and other interests, or any of them, have been duly paid or provided for. No material default or event of default now exists under any of said leases and other interests and no material breach or default exists thereunder.

          SECTION VI.11.  Preferential Rights. Except for (i) the preferential purchase rights contained in Article IX of this Agreement and the Override, and (ii) any preferential rights described on Schedule VI hereto, there are no sale or use contracts or agreements, preferential purchase rights, calls, rights of first refusal or other similar rights or agreements in effect relating to any of the Subject Interests or the properties burdened by the Override. No other Person has any contractual or other rights owed to it by Borrower which would restrict Borrower from honoring its obligations to deliver Hydrocarbons to the delivery location pursuant to this Agreement.

          SECTION VI.12.  Balancing and Take-or-Pay Contracts. None of the Subject Interests or any of the Subject Hydrocarbons is subject to or encumbered by a balancing, take-or-pay/make-up, deferred production, hydrocarbon banking or other arrangement under which one or more third parties may take a portion of the Subject Hydrocarbons without full payment therefor, in cash or immediately available funds at the market price or value thereof, as a result of Hydrocarbons having been taken from, or as a result of other actions or inactions with respect to, the Subject Interests or other properties.

          SECTION VI.13.  Joint Operating Agreements. Borrower is the operator with respect to all of the Subject Interests pursuant to those certain Joint Operating Agreements listed in Part I of Item 6.13 of Schedule II.

          SECTION VI.14.  Production Requirements. The production of all Hydrocarbons which have heretofore been produced from the Subject Interests has not been in excess of allowable production quotas allowed or permitted to the Subject Interests by any applicable regulatory authority so as to subject, after the Effective Date, any well located thereon, or Lender's interest in the production therefrom, to restrictions or penalties on allowables for overproduction.

          SECTION VI.15.  Independent Reserve Report. All properties, rights and interests of Borrower which form the Subject Interests, and which properties, rights and interests form the basis for which oil and gas reserves and the future production and revenues therefrom were estimated and projected, are included and accurately depicted in that certain report by Wright & Company, Inc. titled "Evaluation of Oil & Gas Reserves to the Interest of Energy Search, Incorporated and certain properties located in Ohio and W. Virginia pursuant to the requirements of the Securities & Exchange Commission", effective January 1, 1999, (Job 9484), which has heretofore been delivered by Borrower to Lender pursuant to Section 5.1.18.

          SECTION VI.16.  Facilities. All wells, facilities, equipment, and other personal property and fixtures of whatever kind or nature on the Subject Interests are in good repair and working condition and have been designed, installed, and maintained in accordance with good industry standards and all applicable legal requirements; all wells on the Subject Interests are equipped for production and connected to a gathering system of sufficient capacity and pressure to permit, under ordinary operating conditions, the continuing delivery of Hydrocarbons in volumes equal to the volumes historically delivered; and all wells, facilities, equipment, and other personal property and fixtures of whatever kind or nature on the Subject Interests are capable of effecting the Plan of Development. The facilities and arrangements by which Borrower disposes of water produced either are sufficient or are in compliance with the requirements of the Plan of Development to dispose of the volumes of water currently produced from the Subject Interests, and Borrower has no knowledge of any reason to believe that the facilities and arrangements will not be adequate in the future.

          SECTION VI.17.  Broker's Fees. Except for the broker's fee not to exceed an amount equal to 3% of the first $1 million in Loans plus 2% of the second $2 million in Loans plus 1% of the amount of Loans in excess of $2 million associated with that certain letter agreement, dated February 1, 1999 (the "K&A Fee"), between Borrower and Kirkpatrick & Associates, Borrower has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement or any of the other Loan Documents.

          SECTION VI.18.  Taxes. Borrower and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

          SECTION VI.19.  Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Loan hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.19 ("Employee Benefit Plans") of the Disclosure Schedule, neither Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

          SECTION VI.20.  Compliance with Laws. Borrower and its Subsidiaries have materially complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the Subject Interests. Neither Borrower nor any of its Subsidiaries has received any notice to the effect that Borrower or such Subsidiary, their operations relating to the Subject Interests or the Subject Interests, are not in compliance with any of the requirements of applicable Environmental Laws, or are the subject of any federal or state investigations evaluating whether any remedial action is needed to respond to a Release of any Hazardous Material involving the Subject Interests.

          SECTION VI.21.  Environmental Warranties. (i) All of the Subject Interests and associated facilities operated by Borrower or any of its Subsidiaries have been, and continue to be, owned, leased or operated by Borrower in material compliance with all Environmental Laws; (ii) there have been no past and uncured, and there are no pending or threatened claims, complaints, notices or inquiries to, or requests for information received by, or known to Borrower with respect to, any alleged violation of any Environmental Law with respect to the Subject Interests or associated facilities operated by Borrower; (iii) there are no pending or threatened claims, complaints, notices or inquiries to, or requests for information received by, or known to Borrower or any of its Subsidiaries for potential liability under any Environmental Law or under any common law theories relating to operations or the condition of any of the lands comprising the Subject Interests (including underlying groundwater); (iv) to the best knowledge of Borrower after due investigation, there has been no Release of Hazardous Materials at, on or under any of the lands comprising the Subject Interests; (v) Borrower and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for its business and the operation of each of the Subject Interests; (vi)  to the best knowledge of Borrower after due investigation, none of the lands comprising the Subject Interests or any portion thereof are listed or proposed for listing on the National Priorities List pursuant to CERCLA, on CERCLIS or on any other federal or state list of sites requiring investigation or clean-up; (vii) to the best knowledge of Borrower after due investigation, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any of the lands comprising the Subject Interests; (viii) Borrower and its Subsidiaries have not directly transported or directly arranged for the transportation of any Hazardous Material (except crude oil and/or natural gas sold in the ordinary course of business which has not created any material liability or obligation of Borrower) to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any federal or state list or which is the subject of any federal, state or local enforcement action or other investigation which may lead to material claims against Borrower or any portion of any of the Subject Interests for any remedial work, damage to natural resources or personal injury, including claims under CERCLA; (ix) there are no polychlorinated biphenyls, radioactive materials or friable asbestos present at any of the lands comprising the Subject Interests; and (x) to the best knowledge of Borrower after due investigation, no condition exists at, on, under or in respect of any of the lands comprising the Subject Interests or any portion thereof which, with the passage of time, or the giving of notice or both, would give rise to material liability under any Environmental Law.

          SECTION VI.22.  Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of Borrower or any of its Subsidiaries in writing or otherwise to Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby, including, but not limited to, the Development Plan, the Independent Reserve Report and factual data supporting any reserve reports and financial statements, and any aging of accounts payable and accounts receivable, is, and all other such factual information hereafter furnished by or on behalf of Borrower or any of its Subsidiaries to Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.

ARTICLE VII
COVENANTS

          SECTION VII.1.  Affirmative Covenants. Borrower agrees with Lender that, until the Commitment has terminated and all Obligations have been paid and performed in full, Borrower will perform the obligations set forth in this Section.

          SECTION VII.1.1.  Financial Information, Reports, Notices, etc. Borrower will furnish, or will cause to be furnished, to Lender copies of the following financial statements, reports, notices and information:

          (a)      as soon as available and in any event within 45 days after the end of each of the first three calendar quarters of each calendar year of Borrower, consolidated balance sheets of Borrower as of the end of such calendar quarter and consolidated statements of earnings and cash flow of Borrower for such calendar quarter and for the period commencing at the end of the previous calendar year and ending with the end of such calendar quarter, and any other financial records or reports of Borrower requested by Lender, all prepared in accordance with GAAP, certified by an Authorized Officer of the Borrower and Lender, in its sole discretion, shall have the right to employ, at Borrower's sole expense, an independent accountant, acceptable to Lender in its sole discretion, to independently verify the accuracy of such financial statements; certified by an Authorized Officer of the Borrower;

          (b)      as soon as available and in any event within 90 days after the end of each calendar year of Borrower, a copy of the annual audit report for such calendar year for Borrower, including therein consolidated balance sheets of Borrower, as of the end of such calendar year and consolidated statements of earnings and cash flow of Borrower for such calendar year and a lease operating statement, including, without limitation, oil, gas and water production, average prices received, and lease operating costs, including, without limitation, transportation, gathering and marketing costs, and all COPAS expenses on a well-by-well and asset-by-asset basis, and any other financial records or reports of Borrower requested by Lender, all financial statements prepared in accordance with GAAP, in each case certified (without any Impermissible Qualification) in a manner acceptable to Lender by Plante & Moran LLP or such other independent public accountant acceptable to Lender (the "Independent Accountant"), together with a certificate from such accountants to the effect that, in making the examination necessary for the signing of such annual report by such Independent Accountant, they have not become aware of any Default or Event of Default that has occurred and is continuing, or, if they have become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it;

          (c)      as soon as available and in any event within 10 days after the end of each calendar month of Borrower, (i) a monthly cash flow report of Borrower for such month detailing sources and uses of funds, (ii) a monthly compilation and aging of all accounts receivables and accounts payable of Borrower for such month, (iii) a summary of net and gross general and administrative expenses of Borrower for such month, (iv) a detailed calculation of Net Cash Flow for the preceding three month period, (v) a lease operating statement for such month, including, without limitation, oil, gas and water production, average prices received, and lease operating costs, including, without limitation, transportation, gathering and marketing costs, and all COPAS expenses on a well-by-well and asset-by-asset basis, and any other financial records or reports of Borrower, requested by Lender, all prepared in accordance with GAAP, certified by an Authorized Officer of the Borrower;

          (d)      as soon as available and in any event within 45 days after the end of each calendar quarter of each calendar year of Borrower, a summary of Capital Expenditures from the Effective Date, detailed projections of all future Capital Expenditures under the Development Plan, and a comparison of actual Capital Expenditures by Borrower since the Effective Date to Approved Capital Expenditures during the same period, and any other records or reports of Borrower requested by Lender in connection with Capital Expenditures, all prepared in accordance with GAAP, certified by an Authorized Officer of the Borrower;

          (e)      as soon as possible and in any event within three (3) days after the occurrence of each Default, a statement of an Authorized Officer of Borrower setting forth details of such Default and the action which Borrower has taken and proposes to take with respect thereto;

          (f)      promptly upon receipt and in any event not later than three (3) days following such receipt, any information concerning any actions, suits or proceedings by or before any court, arbitrator or any governmental commission, board, bureau or other administrative agency pending, or to the knowledge of Borrower threatened, against Borrower, any of its Subsidiaries or any of the Subject Interests, including, without limitation, any foreclosure proceedings; and

(g) immediately upon becoming aware of the institution of any steps by Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of Borrower with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto;

(h) as soon as available, and in any event within 30 days after such reports become available, copies of all interim reserve reports prepared by Borrower or any third-party engineer;

          (i)      as soon as available, and in any event within 30 days of any filing, copies of all federal income tax filings of Borrower and any schedules or exhibits attached thereto, certified by an Authorized Officer of the Borrower;

          (j)      at such times as may be requested by Lender, reports concerning any change in methods of treatment or operation of all or any wells on Subject Interests and production of Subject Hydrocarbons, any drilling or development, any method of secondary or tertiary recovery, or any other action with respect to the Subject Interests, the decision as to which may increase or reduce the quantity of Hydrocarbons ultimately recoverable from the Subject Interests, or the rate of production therefrom, or which may shorten or lengthen the period of time required for amortization of the Note;

          (k)      as from time to time requested by Lender, copies of any maps showing property lines and well locations, well logs, core analysis, flow and pressure tests, crude oil and natural gas analysis and casing programs and other technical information related to the Subject Interests and the wells thereon and the production therefrom in the possession, or under the direct or indirect control, of Borrower;

          (l)      together with the delivery of the financial statements delivered pursuant to the foregoing clauses (a) and (b), a certificate executed by an Authorized Officer of the Borrower certifying that Borrower and each of its Subsidiaries is in compliance in all material respects with the terms of this Agreement and the other Loan Documents, or if not, specifying any exceptions thereto in reasonable detail;

          (m)      immediately, and in any event by noon of the following day, appropriate daily drilling reports and other information requested by Lender, in its reasonable discretion, in connection with the Subject Interests;

          (n)      promptly after December 31 of each calendar year, and in any event not later than March 31 of the next succeeding calendar year, and at such other times as from time to time required pursuant to the terms hereof or requested by Lender in its reasonable discretion, reports in form and substance satisfactory to Lender and using pricing, engineering and other assumptions acceptable to Lender, prepared by the Approved Independent Engineer, as of December 31 of such calendar year concerning (a) the quantity of Subject Hydrocarbons economically recoverable based upon the assumptions provided by Lender from the Subject Interests, including, without limitation, the quantity of Proved Reserves, Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, Proved Undeveloped Reserves, Probable Reserves and Possible Reserves; (b) the Projected Income and Expense Attributable to the Subject Interests; (c) any change in methods of treatment or operation of all or any wells on Subject Interests, any new drilling or development, any method of secondary or tertiary recovery, or any other action with respect to the Subject Interests, the decision as to which may increase or reduce the quantity of Subject Hydrocarbons ultimately recoverable from the Subject Interests, or the rate of production therefrom; and (d) such other information, technical or otherwise, as Lender may reasonably request (each such report an "Independent Reserve Report");

          (o)      promptly after June 30 of each calendar year and commencing with the year 1999, and in any event not later than August 15 of such calendar year, and at such other times as from time to time required pursuant to the terms hereof, a report in form and substance satisfactory to Lender and using pricing, engineering and other assumptions acceptable to Lender, prepared by Borrower as of the end of such calendar quarter updating the Independent Reserve Report and concerning (a) the quantity of Subject Hydrocarbons economically recoverable based upon the assumptions provided by Lender from the Subject Interests, including, without limitation, the quantity of Proved Reserves, Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, Proved Undeveloped Reserves, Probable Reserves and Possible Reserves; (b) the Projected Income and Expense Attributable to the Subject Interests; (c) any change in methods of treatment or operation of all or any wells on Subject Interests, any new drilling or development, any method of secondary or tertiary recovery, or any other action with respect to the Subject Interests, the decision as to which may increase or reduce the quantity of Subject Hydrocarbons ultimately recoverable from the Subject Interests, or the rate of production therefrom; and (d) such other information, technical or otherwise, as Lender may reasonably request (each such report an "Internal Reserve Report"); and

          (p)      with reasonable promptness, such other information respecting the condition or operations, financial or otherwise, of Borrower or any of its Subsidiaries as Lender may from time to time reasonably request.

All reports herein described or otherwise described in this Agreement and all other reports which Borrower or its Subsidiaries is required to deliver pursuant to the terms and conditions hereof shall be prepared and delivered at the sole cost and expense of Borrower.

          SECTION VII.1.2.  Gathering and Transportation and Other Services. Borrower at its sole cost and expense shall gather, extract or produce, or cause to be gathered, extracted or produced, and marketed all Override Hydrocarbons and Residual Hydrocarbons at the wellheads where produced and shall transport and deliver the same as a prudent operator and as provided in the preferential right to purchase and market Hydrocarbons contained in this Agreement. In connection therewith, Borrower shall comply with, among other provisions, the nomination procedures contained in this Agreement and any other agreement entered into with Lender. Borrower acknowledges that Lender may, in its sole discretion, act as agent for such services in the manner set forth in this Agreement, and that Borrower will fully cooperate with Lender in its capacity as agent with respect to any such services.

          SECTION VII.1.3.  Collateral Coverage Deficiency or Collateral Coverage Default. Borrower shall notify Lender promptly after becoming aware that any event, condition or circumstance which has occurred or exists which could reasonably be expected to become or constitute a Collateral Coverage Deficiency or a Collateral Coverage Default. Within 30 days of such notice or any notice of a Collateral Coverage Deficiency received by Borrower from Lender, Borrower must either (i) make a prepayment in conformity with Section 3.1 in an amount sufficient to eliminate the Collateral Coverage Deficiency, or (ii) pledge to Lender additional properties which are acceptable to Lender, in its sole discretion, in an manner and in an amount sufficient to eliminate the Collateral Coverage Deficiency.

          SECTION VII.1.4.  Use of Proceeds. Borrower shall (i) use the proceeds of the Loans as set forth in Section 4.6 and (ii) except for distributions with respect to the 9% Convertible Preferred Stock declared prior to November 30, 1999 in an aggregate amount not to exceed $43,000, not use the proceeds of the Loans therefrom to pay any dividends or other distributions, to purchase any of its shares, to make any loans or advance any monies to any employee, consultant or agent of Borrower or to pay any cost, expense or otherwise, except in connection with (a) fees and out-of-pocket expenses in an aggregate amount not to exceed $115,000 (which amount already includes the $25,000 retainer for the payment of legal costs and expenses delivered to Lender prior to the Effective Date) of (1) counsel to Lender and of local counsel, if any, who may be retained by counsel to Lender, (2) outside title counsel to Borrower which is acceptable to Lender, and (b) Borrower's oil and gas exploration, development and production business consistent with the Development Plan.

          SECTION VII.1.5.  Joint Operating Agreements. Except as may be otherwise approved by Lender, in its sole and absolute discretion, Borrower shall comply with, and perform any and all obligations and actions set forth in, the terms and provisions of the Joint Operating Agreements and any other joint operating agreement applicable to the Subject Interests. Borrower shall provide prompt notice of the execution of all joint operating agreements relating to the Subject Interests or the Subject Hydrocarbons and, upon request by Lender, deliver copies of such joint operating agreements relating to the Subject Interests or the Subject Hydrocarbons to which Borrower is a party duly certified by an Authorized Officer of Borrower as being true, correct and complete, and such agreements shall be in form and substance satisfactory to Lender.

          SECTION VII.1.6.  Compliance with Laws, etc. Borrower shall comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation: (a) the maintenance and preservation of its existence and qualification as a foreign corporation, and (b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

          SECTION VII.1.7.  Production-Related Expenses and Taxes. Borrower shall pay, promptly when due, and in any event within 30 days of its payment due date, except as contested in good faith by appropriate proceedings, all amounts in any way owed or owing with respect of the Subject Interests, including, without limitation, all production-related expenses. Borrower will make all required federal income tax filings prior to any applicable filing deadlines. Borrower shall pay, promptly when due, and in any event within 30 days of its payment due date, except as contested in good faith and by appropriate proceedings, together with interest and penalties thereon, if any, all taxes owed by Borrower (whether by operation of law or pursuant to this Agreement), including those set forth below: (i) all ad valorem taxes (or taxes imposed in lieu thereof) imposed upon or assessed with respect to or charged against the Subject Interests or the Subject Hydrocarbons; and (ii) all severance taxes and other taxes, duties, imposts, charges, levies and assessments of any kind or nature whatsoever, imposed upon or assessed with respect to or charged against the Subject Interests or the Subject Hydrocarbons.

          SECTION VII.1.8.  Operation of Subject Interests. Borrower shall, as an independent contractor and as a prudent operator and at Borrower's sole cost and expense: (i)  cause the Subject Interests to be developed, maintained and continuously operated for the production of Hydrocarbons in a good and workmanlike manner, as would a prudent operator (without regard to the existence of the Mortgage or the Override), all in accordance with the Development Plan, generally accepted practices, applicable operating agreements, and applicable federal, state and local laws, rules and regulations (including, without limitation, all Environmental Laws), and in a manner consistent with the production rate assumptions used in, and the levels defined in, the various production profile data provided to Lender; (ii) pay, or cause to be paid, promptly as and when due and payable, (A) all rentals, royalties and operating, development, production and transportation expenses and proceeds payable to the other mineral interest owners in respect of the Subject Interests or the Subject Hydrocarbons, excepting those being contested in good faith, (B) all production related-expenses and production-related taxes incurred in or arising from the operation or development of the Subject Interests, or the producing, treating, gathering, or storing, of the Subject Hydrocarbons; excepting those being contested in good faith or those not yet payable in the ordinary course of business, and (C) all general and administrative related expenses and taxes; excepting those being contested in good faith or those not yet payable in the ordinary course of business; (iii)  cause machinery, equipment and facilities necessary for the production of the Subject Hydrocarbons to be kept in prime working order as would a prudent operator (without regard to the existence of the Mortgage) and necessary repairs, renewals, renovations, replacements, additions and improvements thereof or thereto to be promptly made; (iv) give or cause to be given to Lender written notice of every adverse claim or demand made by any Person (other than Lender or the buyer of Hydrocarbons) affecting the Subject Interests or the Subject Hydrocarbons which could have a material adverse effect on the Override or any portion thereof or on Borrower, and of any suit or other legal proceeding instituted with respect thereto, and cause necessary steps to be taken with reasonable diligence to protect and defend the Subject Interests and the Subject Hydrocarbons against any such adverse claim or demand which could have a material adverse effect on the Override or any portion thereof, or Borrower, including, but not limited to, the employment of counsel for the prosecution or defense of litigation; (v) cause the Subject Interests to be kept free and clear of liens, security interests, overriding royalty interest or similar encumbrances, other than Permitted Liens; and (vi) develop, or cause to be developed, any Planned Wells or any other wells within the Oil and Gas Leases described on Schedule I-A. Borrower will maintain, preserve, protect and keep the Subject Interests in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that (i) its business carried on in connection therewith may be properly conducted at all times and (ii) the Subject Interests do not decline in value.

          SECTION VII.1.9.  Development Plan. Except as may otherwise be approved by Lender, in its sole and absolute discretion, Borrower shall comply with, and perform any and all obligations and actions set forth in, the terms and provisions of the Development Plan. As soon as available, and in any event within 30 days after the end of each calendar quarter, Borrower shall deliver to Lender for review a proposed updated Development Plan in substantially the form of Exhibit I. Within ten (10) Business Days of its receipt of the updated Development Plan, Lender will notify Borrower if such proposed Development Plan is acceptable. Upon the written notification of Borrower by Lender that the updated Development Plan is acceptable, such updated Development Plan will be deemed to replace the then current Development Plan for all purposes under the Loan Documents. Upon written notification to Borrower that such proposed Development Plan is not acceptable, Borrower shall have a period of five (5) Business Days to submit a revised updated Development Plan to Lender for review under the terms of this Section.

          SECTION VII.1.10.  Marketing Rights. (a) Lender shall have the preferential right, but not the obligation, pursuant to a 30 day notice, to purchase Subject Hydrocarbons from the date hereof until the date on which all Obligations have been fully satisfied. At any time during the life of each individual well, Lender may cease purchasing Subject Hydrocarbons pursuant to a 30 day notice to Borrower. Without the prior written consent of the Lender, in its sole and absolute discretion, Borrower will not enter into, or cause, suffer or permit to exist any arrangement or contract for the marketing of Subject Hydrocarbons with any Person; provided, however, that in the event Lender elects not to purchase the Subject Hydrocarbons, Borrower shall (i) be prohibited from selling or contracting to sell such Subject Hydrocarbons for a period exceeding one (1) calendar month without the written consent of Lender and (ii) pay, a $0.0025 per MCF marketing fee to Lender in connection with all such contracts.

          (b)      Upon the request of the Lender, Borrower promptly, and in any event within 10 days, will execute and deliver to Lender an assignment of any preferential marketing rights described on Schedule VI hereto which assignment shall have a duration equal to the lesser of (i) the expiration of such preferential marketing right or (ii) the date on which all Obligations have been fully satisfied. In exchange for administering any such preferential marketing right which is assigned to Lender, Lender shall have the right to charge, and Borrower shall pay, a $0.0025 per MCF marketing fee.

          SECTION VII.1.11.  Key Employees. Without the prior written consent of Lender, in its sole discretion, Borrower shall at all times maintain the employment of (i) John M. Johnston, (ii) Richard S. Cooper, (iii) Charles P. Torrey, Jr., and (iv) Robert L. Remine.

          SECTION VII.1.12.  Insurance. Borrower will maintain with financially sound and reputable insurance companies such insurance relating to the Subject Interests and the Subject Hydrocarbons in amount and type with such deductibles and against such risks, liabilities, casualties and contingencies as is maintained by prudent individuals in the industry (and which property insurance shall name Lender as an additional insured as its interest may appear and shall contain endorsements to such policies providing that the insurer will notify Lender not less than 30 days prior to the expiration or termination of such policies), including, without limitation, (1) the insurance set forth in Schedule V hereto and (2) to the extent such insurance is carried by others engaged in similar undertakings in the same general area or areas in which the Subject Interests are located, insurance on all personal property and fixtures used in connection with the operation of the Subject Interests, against loss or damage by fire, lightning, hail, tornado, explosion, hurricane and other similar risks. Borrower shall furnish or cause to be furnished to Lender, upon the request of Lender, from time to time thereafter, a summary of the insurance coverage of Borrower in form and substance satisfactory to Lender in its sole discretion and copies of all applicable insurance policies.

          SECTION VII.1.13.  Accounting Principles. Unless otherwise specified, all accounting terms used herein or in any Loan Document shall be interpreted, and Borrower and its Subsidiaries will prepare all reports and financial statements and computations required under this Agreement or the other Loan Documents, all in accordance with GAAP consistently applied for all periods. Borrower will provide such information as Lender may request from time to time in accordance with accurate accounting standards customary and acceptable in the oil and gas exploration and production industry.

          SECTION VII.1.14.  Books and Records. Borrower and its Subsidiaries will keep books and records which accurately reflect all of their business affairs and transactions, or relate to the Subject Interests, and permit Lender or any of its representatives, at reasonable times and intervals, to visit all of its offices and the Subject Interests, to discuss its financial matters with its officers and independent public accountant (and Borrower hereby authorize such independent public accountant to discuss Borrower's, financial matters with Lender or its representatives whether or not any representative of Borrower is present) and to examine (and, at the expense of Borrower, photocopy extracts from) any of its books or other corporate records. Borrower shall pay any fees incurred in connection with Lender's exercise of its rights pursuant to this Section.

          SECTION VII.1.15.  Environmental Covenant. Borrower will (a) use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws, (b) immediately notify Lender and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws, and shall promptly cure and have dismissed with prejudice to the satisfaction of Lender any actions and proceedings relating to compliance with Environmental Laws, and (c) provide such information and certifications which Lender may reasonably request from time to time to evidence compliance with this Section.

          SECTION VII.1.16.  Board of Directors' Meetings. As soon as available and in any event 30 days prior to any such meeting, Borrower shall deliver to Lender notice of any meeting of the Board of Directors of Borrower, any committee of Borrower or any similar meetings of the Borrower. Borrower hereby grants to Lender the right to attend any such meetings as a non-voting observer.

          SECTION VII.1.17.  ISDA Master Agreement. Promptly, and in any event within 10 days of the reasonable request of the Lender, Borrower shall enter into one or more swap, hedge, floor, collar or other similar agreements on an International Security Dealers Association form which are with Lender or an Affiliate of Lender and satisfactory to Lender.

          SECTION VII.1.18.  Certified Copies of Leases. Promptly, and in any event within 14 days of the Effective Date, Borrower shall deliver to Lender a copy of all leases and similar agreements relating to the Subject Interests, duly certified by an Authorized Officer of Borrower as being true, correct and complete.

          SECTION VII.1.19.  Winding-Up and Termination of Partnerships. As soon as practicable and in any event prior to October 31, 1999, Borrower shall use its best efforts to wind-up and terminate the following Partnerships:

Energy Search Natural Gas 1993 L.P.
Energy Search Natural Gas 1993-A L.P.
Energy Search Natural Gas 1994 L.P.
Energy Search Natural Gas 1994-A L.P.
Energy Search Natural Gas 1995 L.P.
Energy Search Natural Gas 1995-A L.P.

Borrower shall use its best efforts to wind-up and terminate all other Partnerships within a reasonable length of time after the Effective Date.

          SECTION VII.1.20.  Further Assurances. Borrower will execute and deliver all such other and additional instruments, notices, releases and other documents and will do all such other acts and things as may be necessary or appropriate to more fully assign to each other party or its successors or assigns all of the respective rights and interests herein and hereby or pursuant to any of the other Loan Documents granted or intended so to be.

          SECTION VII.2.  Negative Covenants. Borrower agrees with Lender that, until the Commitment has terminated and all Obligations have been paid and performed in full, Borrower will perform the obligations set forth in this Section.

          SECTION VII.2.1.  Business Activities. Borrower is a corporation and will not engage in any business activity, except the owning, operating, producing, processing and marketing of Hydrocarbons and such activities as may be incidental or related thereto, without the prior written consent of Lender, in its sole and absolute discretion.

          SECTION VII.2.2.  Indebtedness. (a) Borrower will not create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, (a) Indebtedness in respect of the Loans and other Obligations, (b) unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, but excluding Indebtedness incurred through the borrowing of money or Contingent Liabilities); provided, however, that no Indebtedness otherwise permitted by clause (b) shall be permitted if, after giving effect to the incurrence thereof, any Default shall have occurred and be continuing, and (c) other Indebtedness for borrowed money pursuant to the Existing SunTrust Credit Facility up to a maximum principal amount of $500,000.

          (b)      Borrower will not permit its Subsidiaries, including, without limitation, the Partnerships, to create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, but excluding Indebtedness incurred through the borrowing of money or Contingent Liabilities); provided, however, that no Indebtedness otherwise permitted shall be permitted if, after giving effect to the incurrence thereof, any Default shall have occurred and be continuing.

          SECTION VII.2.3.  Liens. Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except for Permitted Liens.

          SECTION VII.2.4.  Financial Condition. Borrower will not permit its Working Capital at any time to be less than $100,000.

          SECTION VII.2.5.  Restricted Payments, etc. On and at all times after the Effective Date, Borrower will not declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of any class of partnership interest (now or hereafter outstanding) of Borrower or on any warrants, options or other rights with respect to any class of partnership interests (now or hereafter outstanding) of Borrower or apply any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of any partnership interests (now or hereafter outstanding) of Borrower, or warrants, options or other rights with respect to any partnership interests (now or hereafter outstanding) of Borrower, without the prior written consent of Lender, which consent may be withheld by Lender in its sole and absolute discretion; provided, however, that so long as no Default has occurred and is continuing hereunder, Lender hereby consents to the declaration and payment of scheduled accrued dividends with respect to the 9% Convertible Preferred Stock prior to November 30, 1999 in an aggregate amount not to exceed $43,000.

          SECTION VII.2.6.  Capital Expenditures. (a) Borrower will not make or commit to make Capital Expenditures in any calendar year, except Capital Expenditures set forth in the current "Capital Expenditures" section of the Development Plan.

          (b)      Except as may otherwise be approved by Lender, in its sole and absolute discretion, Borrower shall not make (a) any expenditures which are not set forth in the Development Plan or (b) any payment for any expenditure in excess of the amount set forth in the Development Plan for such expenditure; provided, however, that, notwithstanding the foregoing, Borrower may make aggregate annual expenditures of up to $50,000 which are not in conformity with the Development Plan.

          SECTION VII.2.7.  Accounts Receivable. Borrower shall not sell or discount any of its accounts receivable without the prior written consent of lender.

          SECTION VII.2.8.  Rental Obligations. Borrower will not, without the prior written consent of Lender, enter into at any time any arrangement which does not create a Capitalized Lease Liability and which involves the leasing by Borrower from any lessor of any real or personal property (or any interest therein), except arrangements which, together with all other such arrangements which shall then be in effect, will not require the payment of an aggregate amount of rentals by Borrower in excess of (excluding escalations resulting from a rise in the consumer price or similar index) $50,000 during the full remaining term of such arrangements.

          SECTION VII.2.9.  Take-or-Pay Contracts. Borrower will not enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by Borrower regardless of whether such materials, supplies, other property or services are delivered or furnished to it.

          SECTION VII.2.10.  Consolidation, Merger, etc. Borrower will not liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof), without the prior written consent of Lender.

          SECTION VII.2.11.  Asset Dispositions, etc. Borrower will not sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets or the Subject Interests to any Person. Borrower at all times will be the legal and beneficial owner of the Subject Interests. During the term hereof, Borrower will not change its name, identity, principal place of business or the office where Borrower keeps its books and records concerning the Override, the Production Sale Contracts and the contract rights and accounts now existing or hereafter arising in connection therewith without notifying Lender in writing of any such change at least 30 days prior to the effective date of such change.

          SECTION VII.2.12.  Abandonment of Wellbores or Conduct of Certain Operations. Borrower shall not, without first obtaining the written consent of Lender, (1) abandon any wellbore on the Subject Interests which is capable of producing in paying quantities heretofore or hereafter completed for production of Hydrocarbons on any of the lands described in Schedules I-A, I-B and I-C; or (2) conduct any work or operation in any wellbore of a Subject Interest, which work or operation is related to any zone, horizon, formation or interval not included in the Subject Interests. For all purposes of this Agreement and the Override Conveyance, a well shall be deemed to be capable of producing Hydrocarbons "in paying quantities" unless and until there arises a condition, which reasonably appears to be permanent, such that the aggregate value of the Subject Hydrocarbons which are being produced or will be produced from such well (without considering the effect of the Override) no longer exceeds or will not exceed the costs and expenses directly related to the operation and maintenance of such well.

          SECTION VII.2.13.  Mortgage or Transfer or Resignation as Operator of any Subject Interest. Borrower and its Subsidiaries shall not, without first obtaining the written consent of Lender (1) sell, assign, lease, mortgage, hypothecate, pledge, or otherwise transfer Borrower's interest in any of the Subject Interests, either in whole or in part, and any purported sale, assignment, lease, mortgage or hypothecation or other transfer in contravention hereof shall be null and void; or (2) resign as operator of any of the Subject Interests operated by Borrower unless the successor operator has been approved in writing by Lender or, following the occurrence of an Event of Default, Lender shall have requested in writing such resignation.

          SECTION VII.2.14.  Modification of Certain Agreements. Borrower will not permit, or otherwise consent to, any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, any Transportation Agreements, including, without limitation, the ESI Transportation Agreement, the Existing SunTrust Credit Facility, any Joint Operating Agreements, the ESI Partnership Agreement, or any gathering or marketing agreement with Lender, without the prior written consent of Lender.

          SECTION VII.2.15.  Pension and Welfare Plans. Without the prior written consent of Lender, Borrower will not create or permit to exist any Pension Plan or Welfare Plan.

          SECTION VII.2.16.  Other Agreements. Borrower and its Subsidiaries will not enter into any agreement containing any provision which would be violated or breached by the performance of their obligations hereunder or under any instrument or document delivered or to be delivered by Borrower or its Subsidiaries hereunder or in connection herewith.

          SECTION VII.2.17.  No Subsidiaries. Borrower will not at any time create or acquire any Subsidiary or enter into any partnership, joint venture or other business without the prior written consent of Lender in its sole and absolute discretion.

          SECTION VII.2.18.  No Other Hedging Agreements. Except for the ISDA Master Agreement and any Hedge Agreement, Borrower and its Subsidiaries will not enter into any ISDA master agreement or any Hedge Agreement.

          SECTION VII.2.19.  Transactions with Affiliates. Borrower will not enter into, or cause, suffer or permit to exist any arrangement or contract with any of its other Affiliates unless (i) such arrangement or contract is fair and equitable to Borrower and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of Borrower with a Person which is not one of its Affiliates, and (ii) Borrower has obtained the prior written consent of Lender in its sole discretion to such transaction.

          SECTION VII.2.20.  Dissemination of Information. Borrower will not cause, or otherwise permit, (i) any information in any way relating to the transaction contemplated by the Loan Documents to be disseminated, quoted from or referred to at any time, in any manner or for any purpose, or (ii) any public reference to Lender to be made by Borrower (or such persons) in any press release or similarly public transmission, without the prior written consent in each specific instance of Lender, in its sole and absolute discretion.

          SECTION VII.2.21.  Partnerships. Borrower will not at any time permit any additional investment in any Partnership by any partner without the prior written consent of Lender in its sole and absolute discretion.

ARTICLE VIII
EVENTS OF DEFAULT

          SECTION VIII.1.  Listing of Events of Default. Each of the following events or occurrences described in this Section shall constitute an "Event of Default".

          SECTION VIII.1.1.  Non-Payment of Obligations. Borrower shall default in the payment or prepayment when due of any principal of or interest on any Loan, or Borrower shall default (and such default shall continue unremedied for a period of ten (10) days) in the payment when due of any commitment fee or of any other Obligation.

          SECTION VIII.1.2.  Breach of Warranty. Any representation or warranty of Borrower or any of its Subsidiaries made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of Borrower or any of its Subsidiaries to Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made in any material respect.

          SECTION VIII.1.3.  Non-Performance of Certain Covenants and Obligations. A default in the due performance by Borrower or any of its Subsidiaries of any covenant or express agreement contained in this Agreement or any other Loan Document, including, without limitation, the Warrant, and continuation of such default beyond the applicable grace period expressly granted in this Agreement or any other Loan Document, if any, with respect thereto.

          SECTION VIII.1.4.  Collateral Coverage Default. Any occurrence of a Collateral Coverage Default.

          SECTION VIII.1.5.  Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.1.1) of Borrower or any of its Subsidiaries, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

          SECTION VIII.1.6.  Judgments. Any judgment or order for the payment of money in excess of $50,000 shall be rendered against Borrower or any of its Subsidiaries and either (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (b) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

          SECTION VIII.1.7.  Pension Plans. Any of the following events shall occur with respect to any Pension Plan (a) the institution of any steps by Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $50,000, or (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

          SECTION VIII.1.8.  Control of Borrower. Any Change in Control shall occur.

          SECTION VIII.1.9.  Bankruptcy, Insolvency, etc. Borrower or any of its Subsidiaries shall (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due, (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for Borrower or any of its Subsidiaries, the Subject Interests or any other property of any thereof, or make a general assignment for the benefit of creditors, (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for Borrower or any of its Subsidiaries or for a substantial part of the Subject Interests or other property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that Borrower and each of its Subsidiaries hereby expressly authorizes Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents; (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of Borrower or any of its Subsidiaries, and, if any such case or proceeding is not commenced by Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that Borrower and each of its Subsidiaries hereby expressly authorizes Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents, or (e) take any action authorizing, or in furtherance of, any of the foregoing.

          SECTION VIII.1.10.  Impairment of Security, etc. Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of Borrower; Borrower or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first Lien.

          SECTION VIII.1.11.  Cumulative Reimbursable Expenses Amount. The aggregate total of all Reimbursable Expenses paid by Lender and not cured pursuant to Section 8.2(a)(iii ) shall exceed $10,000.

          SECTION VIII.1.12.  Material Adverse Change. A material adverse change, as determined by Lender in its sole and absolute discretion, in the business, financial condition or results of operations in Borrower's or any of its Subsidiary's ability to perform its extraction, delivery, payment, indemnity and other obligations under this Agreement and the other Loan Documents.

          SECTION VIII.1.13.  Dissemination of Information. The breach by Borrower of the requirements of Section 7.2.20.

          SECTION VIII.2.  Remedies of Lender.

          (a)(i)      If an Event of Default described in Section 8.1.2, 8.1.3, 8.1.6, 8.1.7, or 8.1.12 (other than in respect of a payment) shall have occurred, Lender shall provide Borrower with written notice specifying in reasonable detail the Event of Default which has occurred and stating that it intends to exercise remedies provided in this Section. Borrower shall then have 30 days after receipt of such notice to cure or cause to be cured such default and to provide Lender with notice and reasonable documentation that it has cured or cause to be cured such Event of Default. If Borrower does not provide such proper notice and evidence, then Lender may immediately by notice to Borrower declare all or any portion of the outstanding principal amount under the Note and other Obligations to be due and payable whereupon the full unpaid amount under the Note and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and Lender may exercise, in addition to other remedies available at law or in equity or pursuant to the other Loan Documents, the remedies set forth in paragraph (b) below of this Section;

          (ii)      If an Event of Default described in Section 8.1.9 shall have occurred, then the outstanding principal amount under the Note and all other Obligations shall automatically be and become immediately due and payable, without notice or demand and Lender may exercise, in addition to other remedies available at law or in equity or pursuant to the other

Loan Documents, the remedies set forth in paragraph (b) of this Section; provided however, that Lender may not exercise such remedies if Borrower or such Subsidiary, as the case may be, shall have cured each such Event of Default to the reasonable satisfaction of Lender prior to the time when Lender elects to exercise such remedies;

          (iii)      If an Event of Default described in Section 8.1.11 shall have occurred, and if Lender shall have paid or incurred a Reimbursable Expense in connection therewith, Lender shall notify Borrower in writing of such payment(s), and if Borrower does not fully reimburse Lender within ten (10) days of receipt of such notice, Lender shall be entitled by notice to Borrower to declare all or any portion of the outstanding principal amount under the Note and other Obligations to be due and payable whereupon the full unpaid amount under the Note and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and Borrower may exercise, in addition to other remedies available at law or in equity or pursuant to the other Loan Documents, its remedies under paragraph (b) of this Section.

          (iv)      If an Event of Default described in Section 8.1.4 shall have occurred, Lender may provide Borrower with written notice specifying in reasonable detail the Event of Default which has occurred and stating that it intends to exercise remedies provided in this Section. Borrower shall then have 30 days after receipt of such notice to (A) cure or cause to be cured such default by either (x) making a prepayment in conformity with Section 3.1 in an amount sufficient to eliminate the Collateral Coverage Default, or (y) pledge to Lender additional properties which are acceptable to Lender, in its sole discretion, in an manner and in an amount sufficient to eliminate the Collateral Coverage Default, and (B) provide Lender with notice and reasonable documentation that it has cured or cause to be cured such Event of Default. If Borrower does not provide such proper notice and evidence, then Lender may immediately by notice to Borrower declare all or any portion of the outstanding principal amount under the Note and other Obligations to be due and payable whereupon the full unpaid amount under the Note and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and Lender may exercise, in addition to other remedies available at law or in equity or pursuant to the other Loan Documents, the remedies set forth in paragraph (b) below of this Section;

          (v)      If an Event of Default described in Section 8.1 (other than in Sections 8.1.2, 8.1.3, 8.1.4, 8.1.6, 8.1.7, 8.1.9, 8.1.1 or 8.1.12) shall have occurred, then Lender may by notice to Borrower declare all or any portion of the outstanding principal amount under the Note and other Obligations to be due and payable whereupon the full unpaid amount of the Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and Borrower may exercise, in addition to other remedies available at law or in equity or pursuant to the other Loan Documents, its remedies under paragraph (b) of this Section.

          (b)      After the occurrence of an Event of Default, and in addition to Lender's right to recover damages, all remedies set forth in Section 8.2(a) and all other remedies available to Lender at law or in equity, or pursuant to the other Loan Documents, including, without limitation, the Mortgage and the Pledge Agreement, Lender may (but is not obligated or required to) exercise any or all of the following remedies:

(i) perform or cause to be performed or pay at Borrower's expense the act or matter the failure of which resulted in the Event of Default, in which event Lender may expend funds for such purpose;

(ii) take any and all actions necessary to protect its collateral including, without limitation, taking any legal actions or paying any amounts or settling any claims;

(iii) apply any amounts deposited in the Collateral Account as a prepayment on the Note pursuant to Section 3.1;

          (iv)      after written notice to Borrower, exercise all rights of Borrower with respect to the possession, operation and development of some or all of the Subject Interests, including, without limitation, the right to operate some or all of the Subject Interests;

(v) exercise the right to notify the purchasers of the Subject Hydrocarbons to make direct payment to Lender;

          (vi)      have the use, in connection with operating the Subject Interests, of any or all of Borrower's property, equipment, machinery and facilities located thereon or used in connection therewith as then may be useful or appropriate for the production, treating, storing, and transporting of Subject Hydrocarbons and Borrower hereby grants Lender a non-exclusive easement and license to use any and all such property, equipment, machinery and facilities in the event of such occurrence;

          (vii)      Lender may on behalf of and for the account of Borrower, sell or utilize all of the Subject Hydrocarbons and apply the proceeds thereof attributable to Borrower's interest therein to the costs and expenses of the operation and development of the Subject Interests and to reimburse Lender for any amounts so expended by Lender;

          (viii)    in the event of (1) the occurrence of an Event of Default described in Section 8.1.5; (2) any Event of Default resulting from the gross negligence of Borrower in the operating of the Subject Interests, or (3) any other Event of Default which is not cured to Lender's satisfaction within 90 days of its occurrence, Lender may request and require Borrower to resign as operator of the Subject Interests and take all actions necessary to replace Borrower as operator including, without limitation, replacing Borrower with Lender or any of its Affiliates; provided that Borrower shall remain obligated for all obligations, costs and expenses arising from operating the Subject Interests by Lender; and

          (c)      Upon demand, after the occurrence of an Event of Default, Borrower shall reimburse Lender for all reasonable amounts expended (including the fees and out-of-pocket expenses of counsel in connection therewith, breakage and rescheduling costs and pipeline service costs) by Lender (such expended amounts to be included as Reimbursable Expenses) as a result of or in connection with its exercise of remedies, together with interest on such amounts at the Default Rate from the date incurred until reimbursed.

          (d)      Upon demand, after the occurrence of an Event of Default, Borrower shall submit an updated Development Plan.

ARTICLE IX
HYDROCARBON PURCHASE TERMS AND PROVISIONS

          SECTION IX.1.  General. Except as otherwise set forth in this Article IX or otherwise consented to in writing by Lender, the sale by Borrower, and the purchase by Lender, of all Hydrocarbons produced by Borrower from the Subject Interests shall be governed by the terms and conditions set forth in (i) with respect to Hydrocarbons consisting of natural gas, casinghead gas and other gaseous Hydrocarbons ("Natural Gas"), that certain Base Contract for Short-Term Sale and Purchase of Natural Gas, attached hereto as Exhibit J ("Natural Gas Purchase Terms"), as such may be amended, supplemented, restated or otherwise modified from time to time, (ii) with respect to all Hydrocarbons consisting of crude oil/condensate, any mutually agreed upon contract between Borrower and Lender, and (iii) with respect to all other Hydrocarbons, any mutually agreed upon contract between Borrower and Lender. The entirety of the Natural Gas Purchase Terms have been incorporated herein by reference, and all of the terms contained therein shall apply to and be binding upon Borrower and Lender in connection with this Agreement. To the extent that a conflict or inconsistency may exist between any term or condition of this Agreement and any term or condition contained in the Natural Gas Purchase Terms or such other agreements terms, such term or condition contained in this Agreement shall govern and control.

          SECTION IX.2.  Contracts for Natural Gas, Etc.. The sale by Borrower and the purchase by Lender of all Hydrocarbons constituting natural gas, casinghead gas and other gaseous hydrocarbons ("Natural Gas") produced by Borrower from the Subject Interests shall be governed by the Natural Gas Purchase Terms, except with respect to the terms and conditions set forth below which shall be deemed to replace any similar or conflicting provisions contained in such Natural Gas Purchase Terms.

          SECTION IX.2.1.  Term. Lender shall have the preferential right, but not the obligation, pursuant to a 30 day notice, to purchase Borrower's Natural Gas volume from any or all wells in the Subject Interests from the date hereof until the date on which all Obligations have been fully satisfied. At any time during the life of each individual well, Lender may cease purchasing Natural Gas from any or all wells pursuant to a 30 day notice to Borrower. In the event that Lender elects not to purchase Borrower's Natural Gas produced from the Subject Interests, Borrower shall be prohibited from selling or contracting to sell such Natural Gas for a period exceeding one (1) calendar month without the written consent of Lender.

          SECTION IX.2.2.  Quantity. With respect to deliveries of Natural Gas produced from the Subject Interests, an amount equal to one hundred percent (100%) of the monthly production of Natural Gas attributable to the Subject Interests, and any production of Natural Gas that Borrower has a right or obligation to sell on behalf of any other interest owner in a well or wells within the Subject Property. With respect to Natural Gas produced from wells within the Subject Property that is not attributable to the Subject Interests, or in which Borrower has no right to sell on behalf of another interest owner, Borrower will negotiate in good faith to obtain the rights to sell any such Natural Gas production, at which time such Natural Gas production will become production sold pursuant to this agreement.

          SECTION IX.2.3.  Delivery Point and Price. With respect to deliveries of Natural Gas produced from the Subject Interests, the "Delivery Point" as used in the Natural Gas Purchase Terms shall mean that certain Custody Transfer point at the interconnect specified below and the "Purchase Price" as used in the Natural Gas Purchase Terms shall mean the price set forth below for a specific Delivery Point:

Delivery Point	Purchase Price
TCO (Columbia), WV, Churchtown - 7R22564	TCO Index - $0.01 (MMBTU)
TCO (Columbia), WV, St. Rt. 60 Columbia - 22395	TCO Index - $0.01 (MMBTU)
TCO (Columbia), WV, Raleigh County - 834883	TCO Index - $0.01 (MMBTU)
TCO (Columbia), WV, Sullivan - 834924	TCO Index - $0.01 (MMBTU)
Belden & Blake, OH, Appalachia Pool - 37171	TCO Index (MMBTU)

          SECTION IX.2.4.  Payment. With respect to deliveries of Natural Gas produced from the Subject Interests, Lender shall pay Borrower by wire or electronic transfer of funds into the Collateral Account the amount as shown in Borrower's statement for Natural Gas delivered during the previous Month (as defined in the Natural Gas Purchase Terms) (less any amounts disputed in good faith by Lender) and any other amounts or adjustments associated with any prior periods, including any adjustments shown in such statement. This payment shall occur no later than the 25th day of each calendar month, provided that if the 25th day of each calendar Month is not a Business Day, payment is due on the next Business Day following such 25th day.

          SECTION IX.2.5.  Gas Nominations. With respect to deliveries of Natural Gas produced from the Subject Interests, at least two (2) Business Days prior to the date monthly nominations are due each month on the Transporter (as defined in the Natural Gas Purchase Terms), Borrower shall notify Lender in writing of the "Nominated Daily Quantity" that Borrower agrees to sell and deliver to Lender for the next succeeding month. Nominations by Borrower will remain in effect for such month unless and until changed by Borrower by subsequent notice to Lender. If Borrower fails to notify lender of the "Nominated Daily Quantity" on or before the above stated date, Borrower's nomination shall be deemed to be unchanged from its last effective nomination.

          SECTION IX.3.  Contracts for Crude Oil, Etc. The sale by Borrower and the purchase by Lender of all Hydrocarbons constituting crude oil and condensate ("Crude Oil") produced by Borrower from the Subject Interests shall be governed by a mutually agreeable contract.

          SECTION IX.3.1.  Term. Lender shall have the right, but not the obligation, pursuant to a 30 day notice, to purchase Borrower's Crude Oil volume from any or all wells in the Subject Interests from the date hereof until the date on which all Obligations have been fully satisfied. At any time during the life of each individual well, Lender may cease purchasing Crude Oil from any or all wells pursuant to a 30 day notice to Borrower.

          SECTION IX.4.  Contracts for Natural Gas Liquids. The sale by Borrower and the purchase by Lender of all Hydrocarbons constituting natural gas liquids ("NGL") produced by Borrower from the Subject Interests shall be governed by a mutually agreeable contract.

          SECTION IX.4.1.  Term. Lender shall have the right, but not the obligation, pursuant to a 30 day notice, to purchase Borrower's NGL volume from any or all wells in the Subject Interests from the date hereof until the date on which all Obligations have been fully satisfied. At any time during the life of each individual well, Lender may cease purchasing NGL from any or all wells pursuant to a 30 day notice to Borrower.

ARTICLE X
MISCELLANEOUS PROVISIONS

          SECTION X.1.  Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by Borrower and Lender. No failure or delay on the part of Lender or the holder of the Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by Lender or the holder of the Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

          SECTION X.2.  Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

          SECTION X.3.  Payment of Costs and Expenses. Borrower agrees to pay on demand all expenses of Lender (including the fees and out-of-pocket expenses of counsel to Lender and of local counsel, if any, who may be retained by counsel to Lender) in connection with (a) the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and (b) the filing, recording, refiling or rerecording of the Mortgage, the Pledge Agreement, the Warrant and/or any Uniform Commercial Code financing statements relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of the Mortgage, the Pledge Agreement or the Warrant; and (c) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document. Borrower further agrees to pay, and to save Lender harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, or the issuance of the Note or any other Loan Documents. Borrower also agrees to reimburse Lender upon demand for all reasonable out-of-pocket expenses (including attorneys' fees and legal expenses) incurred by Lender in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

          SECTION X.4.  Indemnification. In consideration of the execution and delivery of this Agreement by Lender and the extension of the Commitment, Borrower hereby indemnifies, exonerates and holds Lender and each of its officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan; (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of Borrower as the result of any determination by Lender pursuant to Article V not to fund any Loan); (c) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release of any Hazardous Material in connection with, or related to, the Subject Interests; (d) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any of the Subject Interests of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, Borrower, (e) any material breach of any representation or warranty by Borrower contained in this Agreement or any other Loan Document; (f) the receipt by an Affiliate of Borrower of any Subject Hydrocarbons or the ownership or purported ownership of the Subject Interests; (g) any Event of Default; (h) any costs, expenses or liabilities incurred by Lender arising from, in respect of or in connection with

Borrower's obligations to any owner of royalty interests on the Subject Interests; (i) any obligation, liability, contingent or otherwise, costs or expenses for brokers' or finders' fees relating to Borrower or any of its Subsidiaries in respect of the matters provided for in any of the Loan Documents, or (j) the failure of Borrower to perform any of its material agreements or obligations set forth in this Agreement or in the other Loan Documents, and whether through an act or omission of an Indemnified Party or otherwise, and whether or not arising out of the sole, joint or concurrent negligence, fault or strict liability of any Indemnified Party, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or willful misconduct, PROVIDED, THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT THE INDEMNIFIED PARTIES BE INDEMNIFIED IN THE CASE OF THEIR OWN ORDINARY NEGLIGENCE BUT EXCLUDING GROSS NEGLIGENCE AND WILLFUL MISCONDUCT. This indemnity shall apply, without limitation, to any Indemnified Liability imposed upon any Indemnified Party as a result of any statute, rule, regulation or theory of strict liability. The Indemnified Parties, and their respective successors and assigns, shall have the right to defend against any such claims, employing attorneys therefor and, unless furnished with reasonable indemnity, they or any of them shall have the right to pay or compromise and adjust all such claims. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

          SECTION X.5.  Survival. The obligations of Borrower under Sections 4.1, 10.3 and 10.4 shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments.

          SECTION X.6.  Reimbursable Expenses. While not required, if Lender performs any of the covenants of Borrower, pays any amounts in respect thereof or suffers any loss, cost or expense as a result of the failure of Borrower to timely perform any covenant or make any payment, any such cost or expense incurred by Lender in respect thereof shall constitute a Reimbursable Expense and will be considered a subsequent principal advance under the Note, subject to the Interest Rate.

          SECTION X.7.  Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION X.8.  Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

          SECTION X.9.  Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of Borrower and Lender (or notice thereof satisfactory to Lender) shall have been received by Lender and notice thereof shall have been given by Lender to Borrower.

          SECTION X.10.  Intentions of the Parties. Nothing herein contained shall be construed to constitute either party hereto (under state law or for tax purposes) in partnership with the other party.

          SECTION X.11.  Governing Law; Entire Agreement.THIS AGREEMENT, THE NOTE AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS; PROVIDED, HOWEVER, THAT THE MORTGAGE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF IN WHICH THE SUBJECT INTERESTS ARE LOCATED.

          SECTION X.12.  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of Lender.

          SECTION X.13.  Maximum Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein or in any other Loan Document to the contrary notwithstanding, the obligations of Borrower to Lender under this Agreement and the other Loan Documents shall be subject to the limitation that payments of interest shall not be required to the extent that receipt or charging thereof would be contrary to provisions of law applicable to Lender limiting rates of interest which may be charged or collected by Lender. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the Federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to Lender, then, in that event, notwithstanding anything to the contrary in this Agreement or the other Loan Documents, it is agreed as follows: (a) the provisions of this Section shall govern and control; (b) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged or received under this Agreement and the other Loan Documents, or under any of the other aforesaid agreements or otherwise in connection with this Agreement by Lender shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to Lender herein called the "Highest Lawful Rate"), and any excess shall be credited to Borrower by Lender (or, if such consideration shall have been paid in full, such excess refunded to Borrower); (c) all sums paid, or agreed to be paid, to Lender for the use, forbearance and detention of the amounts owed under this Agreement by Borrower to Lender hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such amounts owed under this Agreement and the other Loan Documents until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and (d) if at any time the interest provided pursuant to this Agreement together with any other fees payable pursuant to this Agreement and the other Loan Documents and deemed interest under applicable law, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest, swap breakage, and any such fees to accrue to Lender pursuant to this Agreement and the other Loan Documents shall be limited, notwithstanding anything to the contrary in this Agreement or in any other Loan Document to that amount which would have accrued at the Highest Lawful Rate, but any reductions in the interest otherwise provided pursuant to this Agreement, as applicable, shall be carried forward and collected in periods in which the amount of interest accruing otherwise pursuant to this Agreement shall be less than the Highest Lawful Rate until the total amount of interest (including such fees deemed to be interest) accrued pursuant to this Agreement and the other Loan Documents equals the amount of interest which would have accrued to Lender if a varying rate per annum equal to the Coupon Interest Rate had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section.

          SECTION X.14.  Other Transactions. Nothing contained herein shall preclude Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower or any of its Affiliates in which Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

          SECTION X.15.  Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF LENDER OR BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF TEXAS. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR

NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

          SECTION X.16.  Waiver of Jury Trial. LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF LENDER OR BORROWER. BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

          SECTION X.17.  No Oral Agreements. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

          THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or partners thereunto duly authorized as of the day and year first above written.

ENERGY SEARCH, INCORPORATED

By: /s/ Charles P. Torrey, Jr.	/s/ Charles P. Torrey, Jr.
Name:	Charles P. Torrey, Jr.
Title:	Chief Executive Officer

Address:	280 Ft. Sanders W. Blvd.
Suite 200
Knoxville, Tennessee 37922

Attention:	Richard S. Cooper

Telephone No.:(423) 531-6562
Telecopy No.:(423) 531-1435

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SOUTHERN PRODUCER SERVICES, L.P.

By: /s/ David W. Stewart	/s/ David W. Stewart
Name:	David W. Stewart
Title:	Vice President

Address:	1200 Smith Street
Two Allen Center
Suite 2890
Houston, Texas 77002

Attention:	Mr. David W. Stewart

Telephone No.:(713) 276-1902
Telecopy No.: (713) 276-1990

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